                                                                    EXHIBIT 99.1
                            NIPSCO Industries, Inc.

                                     INDEX
                                     -----

Financial Information for the Year Ended December 31, 1997.                                                Page
                                                                                                           ----
--Management's Discussion and Analysis of Financial Condition and Results of Operations..................    2
--Consolidated Statement of Income.......................................................................   11
--Consolidated Balance Sheet.............................................................................   12
--Consolidated Statement of Capitalization...............................................................   14
--Consolidated Statement of Long-Term Debt...............................................................   15
--Consolidated Statement of Cash Flows...................................................................   16
--Consolidated Statement of Common Shareholder's Equity..................................................   17
--Notes to Consolidated Financial Statements.............................................................   18
--Report of Independent Public Accountants...............................................................   43
--Selected Supplemental Information......................................................................   44

1997 Financial Review

Management's Discussion and Analysis of Financial Condition and Results of Operations

HOLDING COMPANY

NIPSCO Industries, Inc. (Industries) is an energy/utility-based holding company providing electric energy, natural gas and water to the public through its six wholly-owned regulated subsidiaries (Utilities): Northern Indiana Public Service Company (Northern Indiana); Kokomo Gas and Fuel Company (Kokomo Gas); Northern Indiana Fuel and Light Company, Inc. (NIFL); Crossroads Pipeline Company (Crossroads); Indianapolis Water Company (IWC); and Harbour Water Corporation (Harbour). Industries' regulated gas and electric subsidiaries (Northern Indiana, Kokomo Gas, NIFL and Crossroads) are referred to as "Energy Utilities"; and regulated water subsidiaries (IWC and Harbour) are referred to as "Water Utilities."

On March 25, 1997, Industries acquired IWC Resources Corporation (IWCR). IWCR's subsidiaries include two regulated water utilities (IWC and Harbour) and five non-utility companies providing utility-related services including installation, repair and maintenance of underground pipelines and utility line locating and marking. The two primary non-utility subsidiaries are Miller Pipeline Corporation (Miller) and SM&P Utility Resources, Inc. (SM&P). Industries also provides non-regulated energy/utility-related services including energy marketing and trading; power generation; gas transmission, supply and storage; installation, repair and maintenance of underground pipelines;

utility line locating and marking; and related products targeted at customer segments principally through the following wholly-owned subsidiaries: NIPSCO Development Company, Inc. (Development); NIPSCO Energy Services, Inc. (Services); Primary Energy, Inc. (Primary); Miller; and SM&P. NIPSCO Capital Markets, Inc. (Capital Markets) handles financing for Industries and its subsidiaries, other than Northern Indiana. These subsidiaries are referred to collectively as "Products and Services."

     On December 18, 1997, Industries and Bay State Gas Company signed a definitive merger agreement under which Industries will acquire all of the common stock of Bay State Gas Company in a stock-for-stock transaction. Refer to Purchase of Bay State Gas Company in Notes to Consolidated Financial Statements for a more detailed discussion of the proposed acquisition.

NET INCOME

All references throughout this Annual Report to number of common shares reported for the period including per share amounts, stock option data and market prices of Industries' common stock have been restated to reflect a two-for-one stock split which is payable February 20, 1998, to shareholders of record at the close of business on January 30, 1998. At December 31, 1997, Industries adopted SFAS No. 128 "Earnings per Share." The adoption of this statement required Industries to present basic earnings per share and diluted earnings per share in place of primary earnings per share. Refer to Earnings per Share in Notes to Consolidated Financial Statements for information related to this disclosure.

     For 1997, net income of Industries increased to $190.8 million, or basic earnings of $1.54 per average common share, compared to $176.7 million, or basic earnings of $1.44 per average common share, for 1996. There were approximately
1.5 million more average common shares outstanding in 1997 than 1996. In 1995, net income was $175.5 million, or basic earnings of $1.36 per average common share. See Notes to Consolidated Financial Statements for Segments of Business regarding revenue and operating income derived from the delivery of gas, electricity, water and products and services.

REVENUES

In 1997, operating revenues increased $598.6 million, or 30.1%, over 1996. Operating revenues in 1996 increased $218.6 million, or 12.4%, from 1995.

     During 1997, gas deliveries in dekatherms (dth), which include transportation services, increased 2.7%. Gas sales levels in 1997 remained relatively unchanged from 1996. Gas transportation services increased 4.6% mainly due to increased deliveries of gas transported for others. The Energy Utilities had approximately 729,400 gas customers at December 31, 1997. During 1996, gas deliveries increased 6.6% over 1995. Gas sales in 1996 increased 14.5% due to higher sales to residential and commercial customers as a result of colder weather during the first quarter of 1996 and increased sales to industrial and wholesale customers. Gas transportation services increased 1.6% mainly due to increased deliveries by Crossroads, which were partially offset by decreased deliveries to Northern Indiana's industrial customers.

     Gas revenues were $807.2 million in 1997, an increase of $7.8 million from 1996. The increase in gas revenues was mainly due to increased sales to wholesale customers, increased gas costs per dth and increased deliveries of gas transported for others, partially offset by decreased sales to residential and commercial customers and decreased gas transition costs. Gas revenues were $799.4 million in 1996, an increase of $108.0 million from 1995. The increase in gas revenues was mainly due to increased sales to residential and commercial customers as the result of colder weather during the first quarter of 1996, increased sales to industrial and wholesale customers and increased gas costs per dth, which were partially offset by decreased gas transition costs. The large commercial and industrial customers continued to utilize transportation services provided by the Energy Utilities. Gas transportation customers purchase much of their gas directly from producers and marketers and then pay a transportation fee to have their gas delivered over the Energy Utilities' systems. The Energy Utilities transported 203.7, 194.4 and 191.6 million dth in 1997, 1996 and 1995, respectively.

     In 1997, sales of electricity in kilowatt-hours (kwh) decreased 4.5% from 1996 mainly due to decreased sales to wholesale and industrial customers partially offset by increased sales to residential and commercial customers. Industrial sales decreased during the period as a result of cogeneration projects with two of Northern Indiana's major industrial customers coming online during the period. Northern Indiana had approximately 416,300 electric customers at December 31, 1997. In 1996, sales of electricity in kilowatt-hours (kwh) decreased 1.1% from 1995 mainly due to decreased sales to residential customers due to cooler summer weather in 1996 and decreased sales to industrial customers due to operational difficulties at several major industrial customers, which were partially offset by increased sales to commercial and wholesale customers.

     In 1997, electric revenues were $1.017 billion, a decrease of $5.1 million from 1996. The decrease in electric revenues was mainly due to decreased sales to industrial customers, partially offset by increased sales to residential and commercial customers and increased revenues related to wholesale transactions. Industrial sales decreased during the period as a result of cogeneration projects with two of Northern Indiana's major industrial customers coming online during the period. In 1996, electric revenues were $1.022 billion, a decrease of $8.7 million from 1995. The decrease in electric revenues was mainly due to decreased sales to residential customers due to cooler summer weather in 1996 and decreased sales to industrial customers due to operational difficulties at several major industrial customers, which were partially offset by increased sales to commercial and wholesale customers.

     Water revenue for the period April 1997 through December 1997 was $60.7 million. Water sales to residential and commercial customers accounted for $54.4 million of 1997 revenues. The Water Utilities had sales in millions of gallons (m.g.) of 35,566 during the last nine months of 1997 and served approximately 246,600 customers at December 31, 1997.

     In 1997, Products and Services revenues were $701.5 million, an increase of $535.2 million from 1996. The increase was partially due to an additional $274.4 million in gas energy marketing revenue resulting from increased sales to existing customers and customer growth during 1997. NESI Power Marketing, Inc., a wholly-owned subsidiary of Services, formed in December 1996 to market wholesale electric power accounted for $167.5 million of additional energy marketing revenue in 1997. Miller and SM&P contributed $95.6 million to operating revenues since the March 1997 acquisition of IWCR. Products and Services revenue in 1996 was $166.3 million, an increase of $119.3 million from 1995. This increase was primarily due to increased volumes in gas energy marketing.

     The components of the changes in operating revenues are shown in the following table:


                                                        Year 1997     Year 1996
                                                       Compared to   Compared to
                                                        Year 1996     Year 1995
--------------------------------------------------------------------------------

                  (In millions)


Gas Revenue
     Pass through of net changes in purchased gas costs,
        gas storage and storage transportation costs     $ 14.8       $ 55.3
     Gas transition costs                                  (4.3)       (33.5)
     Changes in sales levels                               (6.6)        85.6
     Gas transported                                        3.9          0.6
                                                         ------       ------
Gas Revenue Change                                          7.8        108.0
                                                         ------       ------

     Electric Revenue
        Pass through of net changes
          in fuel costs                                     4.0          3.2
        Changes in sales levels                            (9.1)       (11.9)
                                                         ------       ------
     Electric Revenue Change                               (5.1)        (8.7)
                                                         ------       ------
     Water Revenue Change                                  60.7           .-
                                                         ------       ------
     Products and Services
          Revenue
          Energy Marketing                                441.9         84.0
          Pipeline construction                            47.2           .-
          Locate and marking                               48.4           .-
          Other                                            (2.3)        35.3
                                                         ------       ------
     Products and Services
        Revenue Change                                    535.2        119.3
                                                         ------       ------
          Total Operating
            Revenue Change                               $598.6       $218.6
                                                         ------       ------

     See Rate Matters in Notes to Consolidated Financial Statements regarding FERC Order No. 636 transition costs.

     The basic steel industry accounted for 30% of natural gas delivered (including volumes transported) and 33% of electric sales during 1997.

      The Energy Utilities' rate schedules for electric and gas service to their customers contain an electric rate adjustment clause for changes in the cost of fuel and firm purchases of electric energy; and gas rate adjustment clauses to reflect changes in the cost of gas purchased, contracted gas storage and storage transportation costs. (See Fuel Adjustment Clause and Gas Cost Adjustment Clause under Summary of Significant Accounting Policies in Notes to Consolidated Financial Statements.)

GAS COSTS
     The Energy Utilities' gas costs increased $11.5 million (2.3%) in 1997 due to increased gas costs per dth, which were partially offset by decreased gas transition costs. The average cost for the Energy Utilities purchased gas in 1997, after adjustment for gas transition costs billed to transport customers, was $3.15 per dth as compared to $3.06 per dth in 1996. Gas costs increased $84.6 million ( 21.2%) in 1996 due to increased purchases and increased gas costs per dth, which were partially offset by decreased gas transition costs. The average cost for the Energy Utilities purchased gas in 1996, after adjustment for gas transition costs billed to transport customers, was $3.06 per dth as compared to $2.68 per dth in 1995.

FUEL AND PURCHASED POWER
     Cost of fuel for electric generation in 1997 increased mainly as a result of increased production. The average cost per kwh generated decreased 2.3% from 1996 to 15.43 mills. The cost of fuel for electric generation in 1996 decreased mainly as a result of decreased production. The average cost per kwh generated decreased 0.6% from 1995 to 15.79 mills.

     Power purchased decreased $16.5 million in 1997 as a result of decreased bulk power purchases. Power purchased increased $10.1 million in 1996 as a result of increased bulk power purchases and increased cost per megawatt purchased.

COST OF PRODUCTS AND SERVICES
     The cost of sales for Products and Services increased $503.3 million in 1997 to $604.5 million. Nine months of operations at IWCR's non-regulated subsidiaries increased cost of sales $67.2 million in 1997. Additionally, increased energy marketing activities increased cost of sales $435.7 million in 1997 compared to 1996. The cost of sales for Products and Services increased $91.9 million in 1996 to $101.2 million. This increase reflects primarily an increase in gas marketing activities.

OPERATING MARGINS
     Operating margins increased $95.0 million in 1997 to $1.211 billion. The gas operating margin decreased $3.7 million in 1997 due to decreased sales to residential and commercial customers reflecting milder weather, partially offset by increased sales to wholesale customers and increased deliveries of gas transported for others. Operating margin from electric sales increased $6.0 million due to in creased sales to residential and commercial customers, and increased wholesale transactions, partially offset by decreased sales to industrial customers. The Water Utilities contributed $60.7 million to operating margin since the March 1997 acquisition of IWCR. Additionally, Miller and SM&P increased Products and Services operating margin $28.4 million during 1997. Operating margins increased $41 .1 million in 1996 to $1.116 billion. The gas operating margin increased $23.3 million in 1996 due to increased sales to residential and commercial customers reflecting colder weather during the first quarter of 1996, increased sales to industrial and wholesale customers and increased deliveries of gas transported for others. Operating margin from electric sales decreased $9.6 million in 1996 due to decreased sales to residential customers reflecting cooler summer weather in 1996 and decreased sales to industrial customers due to plant operational difficulties at several major customers, which were partially offset by increased sales to commercial and whole sale customers. Operating margin from Products and Services increased $27.4 million in 1996 mainly due to improved margins in gas production and gas marketing activities.

OPERATING EXPENSES AND TAXES
     Operating expenses and taxes (except income) in 1997 increased 9.6% from 1996 to $800.4 million and in 1996 increased 5.3% from 1995 to $729.7 million.

     Operation expenses increased $44.2 million in 1997 over 1996. Nine months of operations at IWCR increased operation expenses $44.1 million in 1997. Additionally, new operations at Primary and Services increased operation expenses $8.4 million in 1997. These increases were partially offset by reduced pension costs, environmental costs of $4.2 million and pollution control facility costs of $4.1 million at Northern Indiana. Operation expenses increased $3.3 million in 1996 over 1995 due to increased pollution control facility costs, environmental costs of $5.9 million and other various increased operating costs partially offset by reduced pension costs.

     Maintenance expenses increased $2.5 million in 1997 from 1996 mainly reflecting nine months of maintenance at the Water Utilities. Maintenance expenses decreased $4.7 million in 1996 from 1995 mainly reflecting decreased maintenance activity at electric production facilities and gas underground storage facilities.

     Depreciation and amortization expense increased $15.8 million in 1997 from 1996 resulting from plant additions, amortization of plant acquisition adjustments and intangible assets. Depreciation and amortization expense increased $27.0 million in 1996 from 1995 resulting from plant additions, increased amortization of computer software and the amortization of deferred costs related to scrubber services provided by Pure Air at the Bailly Generating Station.

     Other Income (Deductions) increased $2.6 million in 1997 from 1996 mainly resulting from the disposition of certain oil and natural gas properties during the first quarter of 1997. Other Income (Deductions) increased $10.5 million in 1996 from 1995 mainly reflecting the sale of Crescent Dunes Lakeshore property to the National Park Service.

     Interest and other charges increased $14.9 million and $8.4 million in 1997 and 1996, respectively. The 1997 increase reflects the issuance of $300 million of Capital Markets' medium-term notes and interest expense at IWCR. The 1996 increase reflects the issuance of $169,275,000 of Northern Indiana's Medium-Term Notes, Series D, and $75 million of Capital Markets' Junior Subordinated Deferrable Interest Debentures, Series A, and the discontinuance of carrying charges on deferred charges related to the Bailly Generating Station scrubber service agreement.

     See Notes to Consolidated Financial Statements for a discussion of accounting policies and transactions impacting this analysis.

ENVIRONMENTAL MATTERS

The Utilities have an ongoing program to remain aware of laws and regulations involved with hazardous waste and other environmental matters. The Utilities intend to continue to evaluate their facilities and properties with respect to these rules and identify any sites that would require corrective action. The Utilities have recorded a reserve of approximately $20 million to cover probable corrective actions as of December 31, 1997; however, environmental regulations and remediation techniques are subject to future change. The ultimate cost could be significant, depending on the extent of corrective actions required. Based upon investigations and management's understanding of current laws and regulations, the Utilities believe that any corrective actions required, after consideration of insurance coverages and contributions from other potentially responsible parties, will not have a significant impact on the results of operations or financial position of Industries.

     The Environmental Protection Agency (EPA) has notified Northern Indiana that it is a "potentially responsible party" (PRP) under the Comprehensive Environmental Response Compensation and Liability Act (CERCLA) and may be required to share in the cost of cleanup of several waste disposal sites identified by the EPA. The sites are in various stages of investigation, analysis and remediation. At each of the sites, Northern Indiana is one of several PRPs, and it is expected that remedial costs, as provided under CERCLA, will be shared among them. At some sites, Northern Indiana and/or the other named PRPs are presently working with the EPA to clean up the sites and avoid the imposition of fines or added costs.

     Refer to Environmental Matters in Notes to Consolidated Financial Statements for a more detailed discussion of the status of certain environmental issues.

LIQUIDITY AND CAPITAL RESOURCES

During the next few years, it is anticipated that the great majority of earnings available for distribution of dividends will depend upon dividends paid to Industries by Northern Indiana. See Notes to Consolidated Financial Statements for a discussion of the Common Share Dividend.

     Utility construction expenditures for 1997, 1996 and 1995 were approximately $219 million, $208 million and $193 million, respectively. Industries' total utility plant investment on December 31, 1997, was $6.4 billion.

     During 1997, Industries' non-utility subsidiaries acquired interests in other properties and investments totaling approximately $38 million.

     On May 28, 1997, Northern Indiana was authorized to issue and sell up to $217,692,000 of its Medium-Term Notes, Series E, with various maturities, for purposes of refinancing certain first mortgage bonds and medium-term notes. As of December 31, 1997, $139.0 million of the medium-term notes had been issued with various interest rates and maturities. The proceeds from these issuances were used to pay short-term debt incurred to redeem its First Mortgage Bonds, Series N, and to pay at maturity various issues of Medium-Term Notes, Series D.

     IWC's first mortgage bonds are secured by its utility plant. Provisions of trust indentures related to the 8% Series Bonds require annual sinking or improvement payments amounting to 1/2% of the maximum aggregate amount outstanding. As permitted, this requirement has been satisfied by substituting a portion of permanent additions to utility plant.

     On February 13, 1996, Capital Markets issued $75 million of 7 3/4% Junior Subordinated Deferrable Interest Debentures, Series A, due March 31, 2026 (Debentures) pursuant to an underwritten public offering. Proceeds from the sale of the Debentures were used to pay short-term debt incurred to redeem on January 12, 1996 Industries' $35 million of 8.75% Preferred Shares, pursuant to mandatory redemption, and to pay other short-term debt of Capital Markets.

     Between March 27, 1997 and May 7, 1997, Capital Markets issued and sold $300 million of medium-term notes with various interest rates and maturities. The proceeds from these issuances were used for the purchase of IWCR and to pay outstanding short-term obligations of Capital Markets.

     On December 1, 1997, Capital Markets issued $75 million of 6.78% Senior Notes due December 1, 2027. Proceeds from the sale of these notes were primarily used to pay Capital Markets' Zero Coupon Notes which matured December 1, 1997. The remaining balance of the proceeds will be used for Industries' general corporate purposes.

     Capital Markets has a $150 million revolving Credit Agreement which terminates August 19, 1999. This facility provides short-term financing flexibility to Industries and also serves as the back-up instrument for a commercial paper program. As of December 31, 1997, there were no borrowings outstanding under this agreement.

     Capital Markets also has $130 million of money market lines of credit. As of December 31, 1997, $20.1 million of borrowings were outstanding under these lines of credit.

     As of December 31, 1997, Capital Markets had $17.0 million in commercial paper outstanding, having a weighted average interest rate of 7.00%.

     The obligations of Capital Markets are subject to a Support Agreement between Industries and Capital Markets, under which Industries has committed to make payments of interest and principal on Capital Markets' securities in the event of a failure to pay by Capital Markets. Restrictions in the Support Agreement prohibit recourse on the part of Capital Markets' investors against the stock and assets of Northern Indiana. Under the terms of the Support Agreement, in addition to the cash flow of cash dividends paid to Industries by any of its consolidated subsidiaries, the assets of Industries, other than the stock and assets of Northern Indiana, are available as recourse to holders of Capital Markets' securities. The carrying value of the assets of Industries, other than the stocks and assets of Northern Indiana, reflected in the consolidated financial statements of Industries, is approximately $1.3 billion at December 31, 1997.

     Cash flow from operations has provided sufficient liquidity to meet current operating requirements. Because of the seasonal nature of the utility business and the construction program, Northern Indiana makes use of commercial paper intermittently as short-term financing. As of December 31, 1997, Northern Indiana had $71.5 million in commercial paper outstanding, having a weighted average interest rate of 6.16%.

     Northern Indiana has a $250 million revolving Credit Agreement with several banks which terminates August 19, 1999. As of December 31, 1997, there were no borrowings outstanding under this agreement. In addition, Northern Indiana has $14.2 million in lines of credit which run to May 31, 1998. The credit pricing of each of the lines varies from either the lending banks' commercial prime or market rates. Northern Indiana has agreed to compensate the participating banks with arrangements that vary from no commitment fees to a combination of fees which are mutually satisfactory to both parties. As of December 31, 1997, there were no borrowings under these lines of credit. The Credit Agreement and lines of credit are also available to support the issuances of commercial paper.

     Northern Indiana also has $273.5 million of money market lines of credit. As of December 31, 1997, $47.5 million of borrowings were outstanding under these lines of credit.

     Northern Indiana has a $50 million uncommitted finance facility. At December 31, 1997, there were no borrowings outstanding under this facility.
     IWCR and its subsidiaries have lines of credit with banks aggregating $73.7 million. At December 31, 1997, $48.9 million of borrowings were outstanding under these lines of credit.

     During recent years, Northern Indiana has been able to finance its construction program with internally generated funds and expects to be able to meet future commitments through such funds.

     The Utilities do not expect the effects of inflation at current levels to have a significant impact on their results of operations, ability to contain cost increases, or need to seek timely and adequate rate relief. The Energy Utilities do not anticipate the need to file for gas and electric base rate increases in the near future.

MARKET RISK SENSITIVE INSTRUMENTS AND POSITIONS

The primary market risks to which Industries is exposed and in connection with which Industries uses market risk sensitive instruments are commodity price risk and interest rate risk.

     Industries engages in price risk management activities related to electricity and natural gas. Price risk arises from fluctuations in energy commodity prices due to changes in supply and demand. Industries actively monitors and limits its exposure to commodity price risk. Industries' price risk management policy allows the use of derivative financial and commodity instruments to reduce (hedge) exposure to price risk of its supply and related purchase and sales commitments of energy, as well as related anticipated transactions. As part of this commodity price risk, Industries is exposed to geographic price differentials due primarily to transportation costs and local supply-demand factors. Industries uses basis swaps to hedge a portion of this exposure. For economic reasons or otherwise, Industries does not hedge all of its basis exposure.

    Industries enters into certain sales contracts with customers based upon a fixed sales price and varying volumes which are ultimately dependent upon the customer's supply requirements. Industries utilizes financial instruments to reduce the commodity price risk based on modeling techniques to anticipate these future supply requirements. Industries continues to be exposed to price risk for the difference between the ultimate supply requirements and those modeled.

     Although the Energy Utilities are subject to commodity price risk as part of their traditional operations, the current regulatory framework within which the Energy Utilities operate allows for full collection of fuel and gas costs in rate-making. Consequently, there is limited commodity price risk after consideration of the related rate-making. However, as the utility industry deregulates, Energy Utilities will be providing services without the benefit of the traditional rate-making allowances and will therefore be more exposed to commodity price risk.

     Because the commodities covered by Industries' derivative financial and commodity instruments are substantially the same commodities that Industries buys and sells in the physical market, no special correlation studies other than monitoring the degree of convergence between the derivative and cash markets are deemed necessary.

     Industries' daily net commodity position consists of natural gas inventories, commodity purchase and sales contracts and derivative financial and commodity instruments. The fair value of such positions is a summation of the fair values calculated for each commodity by valuing each net position at quotes from exchanges and over-the-counter markets and includes location differentials. Based on Industries' net commodity position at fair value at December 31, 1997, a 10% adverse movement in electric and natural gas market prices would have reduced net income by approximately $2.3 million. However, any such movements in prices is not indicative of actual results and is subject to change. Refer to Summary of Significant Accounting Policies--Hedging Activities for further discussion of Industries' hedging policies.

    Industries utilizes long-term debt as a primary source of capital in its business. A significant portion of Industries' long-term debt consists of medium-term notes, the interest component of which resets on a periodic basis to reflect current market conditions. The Utilities utilize longer term fixed price debt instruments which have been and will be refinanced at lower interest rates if Industries deems it to be economical. Refer to Consolidated Statement of Long-term Debt for detailed information related to Industries' long-term debt outstanding and Fair Value of Financial Instruments in Notes to Consolidated Financial Statements for current market valuation of long-term debt.

YEAR 2000 COSTS

Industries has several major projects underway to modify portions of its systems for proper functioning in the year 2000. These include a project to evaluate Industries' proprietary software and to work with each of Industries' software vendors to assure that appropriate steps are being taken to mitigate the problem in each vendor's software or, in some cases, to replace software with year 2000 compliant software; a project to identify and mitigate problems wherever they exist in Industries' systems ranging from equipment used in Northern Indiana's generating stations to Industries' phone system that have date information within them; and an initiative to assure that each entity that electronically receives information from Industries or sends information to Industries is aware of the steps that Industries is taking and is taking appropriate steps of its own to address the problem. Consistent with its plan, Industries expects to be year 2000 compliant with some systems as early as third quarter 1998 and other systems no later than the third quarter of 1999.

     Costs related to maintenance or modification of Industries' systems have been and will be expensed as incurred. Industries estimates that costs to become year 2000 compliant will be approximately $10-$15 million, including acquisition costs of new systems which will be capitalized consistent with Industries' accounting policies. Industries does not anticipate the related costs to have a material impact on its results of operations, nor does Industries anticipate any disruption of its ability to deliver service as a result of the year 2000 issue.

COMPETITION

     The Energy Policy Act of 1992 (Energy Act) allows FERC to order electric utilities to grant access to transmission systems by third-party power producers. The Energy Act specifically prohibits federally mandated wheeling of power for retail customers. On April 24, 1996, FERC issued its Order No. 888-A which opens wholesale power sales to competition and requires public utilities owning, controlling, or operating transmission lines to file non-discriminatory open access tariffs that offer others the same transmission service they provide themselves. Northern Indiana filed its tariff as did virtually all other transmission owners subject to FERC jurisdiction. Order No. 888-A also provides for the full recovery of stranded costs - that is, costs that were prudently incurred to serve power customers and that could go unrecovered if these customers use open access to move to another supplier. FERC expects this rule will accelerate competition and bring lower prices and more choices to wholesale energy customers. On November 25, 1997, FERC issued Order No. 888-B on rehearing, affirming in all important respects its earlier Order No. 888-A. Although wholesale customers represent a relatively small portion of Northern Indiana's sales, Northern Indiana will continue its efforts to retain and add customers by offering competitive rates.

     In January 1997, legislation was introduced in the Indiana General Assembly addressing electric utility competition and deregulation. This proposed legislation was not adopted. Legislation similar to the 1997 electric restructuring legislation was introduced in January 1998. Northern Indiana has begun discussions with other utilities and its largest customers on the technical and economic aspects of possible legislation to allow customer choice. Operating in a competitive environment will place added pressures on utility profit margins and credit quality. Increasing competition in the electric utility industry has already led the credit rating agencies to apply more stringent guidelines in making credit rating determinations.

     Competition within the electric utility industry will create opportunities to compete for new customers and revenues, as well as increase the risk of the loss of customers. Industries' management has taken steps to make the company more competitive and profitable in the changing utility environment, including partnering on energy projects with major industrial customers and conversions of some of its generating units to allow use of lower cost, low sulfur coal.

     FERC Order No. 636 shifted primary responsibility for gas acquisition, transportation and peak days' supply from pipelines to local gas distribution companies such as the Energy Utilities. Although pipelines continue to transport gas, they no longer provide sales service. The Energy Utilities believe they have taken appropriate steps to ensure the continued acquisition of adequate gas supplies at reasonable prices.

     The mix of gas revenues from retail sales, interruptible retail sales, firm transportation service and interruptible transportation services has changed significantly over the past several years. The deregulation of the gas industry, since the mid-1980s, allows large industrial and commercial customers to purchase their gas supplies directly from producers and use the Energy Utilities' facilities to transport the gas. Transportation customers pay the Energy Utilities only for transporting their gas from the pipeline to the customers' premises.

     Northern Indiana filed a petition for an Alternative Regulatory Plan (ARP) with the Commission on November 29, 1995. Following negotiation and settlement with major intervenors, Northern Indiana submitted a modified ARP to the Commission on May 9, 1997. In its modified ARP, Northern Indiana proposed to implement new rates and services that would include, among other things, further unbundling of services for additional customer classes, increased customer choice for sources of natural gas supply, negotiated services and prices , an incentive gas cost mechanism and a price protection program. On October 8, 1997, the Commission issued an order approving, in all respects, the modified ARP which became effective November 1, 1997. The first pilot program was launched in January 1998 and the first gas volumes will flow under this program by March 1998. Significantly, the Commission order allows the natural gas marketing affiliate of Northern Indiana to participate as a supplier in this pilot and in future expansions of supplier choice to other customers on the Northern Indiana system. On October 28, 1997, ERI Services, Inc. and Enron Capital and Trade Resources Corp. filed Petitions for Rehearing of the October 8, 1997 order. Northern Indiana expects a Commission decision on these Petitions during the first quarter of 1998.

     To date, the Energy Utilities' system has not been materially affected by competition, and management does not foresee substantial adverse effects in the near future, unless the current regulatory structure is substantially altered. The Energy Utilities believe the steps they are taking to deal with increased competition will have significant, positive effects in the next few years.

Forward Looking Statements

This Annual Report contains forward looking statements within the meaning of the securities laws. Industries cautions that, while it believes such statements to be based on reasonable assumptions and makes such statements in good faith, there can be no assurance that the actual results will not differ materially from such assumptions or that the expectations set forth in the forward looking statements derived from such assumptions will be realized. Investors should be aware of important factors that could have a material impact on future results. These factors include, but are not limited to, weather, the federal and state regulatory environment, the economic climate, regional, commercial, industrial and residential growth in the service territories served by Industries' subsidiaries, customers' usage patterns and preferences, the speed and degree to which competition enters the utility industries, the timing and extent of changes in commodity prices, changing conditions in the capital and equity markets and other uncertainties, all of which are difficult to predict, and many of which are beyond the control of Industries.

                       Consolidated Statement of Income

                                    Year Ended December 31, 1997           1996           1995
--------------------------------------------------------------------------------------------------
                                                  (Dollars in thousands, except per share amounts)
Operating Revenues:
     Gas.........................................    $  807,239      $  799,395     $  691,402
     Electric....................................     1,017,083       1,022,231      1,030,923
     Water.......................................        60,743              --             --
     Products and Services.......................       701,476         166,322         46,983
                                                     ----------      ----------     ----------
                                                      2,586,541       1,987,948      1,769,308
                                                     ----------      ----------     ----------
Cost of Sales:
     Gas costs...................................       495,287         483,777        399,113
     Fuel for electric generation................       238,548         233,215        242,337
     Power purchased.............................        37,274          53,751         43,681
     Products and Services.......................       604,505         101,240          9,357
                                                     ----------      ----------     ----------
                                                      1,375,614         871,983        694,488
                                                     ----------      ----------     ----------
Operating Margin.................................     1,210,927       1,115,965      1,074,820
                                                     ----------      ----------     ----------
Operating Expenses and Taxes (except income):
     Operation...................................       390,253         346,059        332,938
     Maintenance.................................        76,552          74,101         78,828
     Depreciation and amortization...............       249,804         233,993        206,959
     Taxes (except income).......................        83,765          75,504         74,218
                                                     ----------      ----------     ----------
                                                        800,374         729,657        692,943
                                                     ----------      ----------     ----------
Operating Income.................................       410,553         386,308        381,877
                                                     ----------      ----------     ----------
Other Income (Deductions)........................        14,619          11,986          1,471
                                                     ----------      ----------     ----------
Interest and Other Charges:
     Interest on long-term debt..................       105,498          85,382         82,655
     Other interest..............................        10,391          15,736          9,883
     Amortization of premium, reacquisition
       premium, discount and expense on debt,
       net.......................................         4,718           4,605          4,402

     Dividend requirements on preferred
       stocks of subsidiaries....................         8,691           8,712          9,046
                                                     ----------      ----------     ----------
                                                        129,298         114,435        105,986
                                                     ----------      ----------     ----------
Income Taxes.....................................       105,025         107,125        101,897
                                                     ----------      ----------     ----------
Net Income.......................................       190,849         176,734        175,465
                                                     ----------      ----------     ----------
Dividend requirements on preferred shares........            --             119          3,063
                                                     ----------      ----------     ----------
Balance available for common shareholders........    $  190,849      $  176,615     $  172,402
                                                     ----------      ----------     ----------

Average common shares outstanding - basic*          123,849,126     122,381,500    126,562,354

Basic earnings per average common share*.........    $     1.54     $      1.44    $      1.36
                                                     ----------     -----------    -----------

Diluted earnings per average common share*.......    $     1.53     $      1.43    $      1.35
                                                     ----------     -----------    -----------

Dividends declared per common share*.............    $    0.915     $     0.855    $     0.795
                                                     ----------     -----------    -----------

The accompanying notes to consolidated financial statements are an integral part of this statement.

*Amounts have been restated to reflect two-for-one stock split.

                          Consolidated Balance Sheet

                                                          December 31,    1997            1996
----------------------------------------------------------------------------------------------
Assets                                                                  (Dollars in thousands)
Property, Plant and Equipment:
Utility Plant, at original cost (including construction work in progress of $188,710 and $166,812, respectively):
          Electric................................................. $4,066,568      $4,050,084
          Gas......................................................  1,395,140       1,344,230
          Water....................................................    603,013              --
          Common...................................................    351,350         346,636
                                                                    ----------      ----------
                                                                     6,416,071       5,740,950
          Less-Accumulated provision for depreciation
          and amortization.........................................  2,759,945       2,546,162
                                                                    ----------      ----------
          Total utility plant......................................  3,656,126       3,194,788
                                                                    ----------      ----------
     Other property, at cost, less accumulated
          provision for depreciation...............................     96,028         147,370
                                                                    ----------      ----------
          Total Property, Plant and Equipment......................  3,752,154       3,342,158
                                                                    ----------      ----------
Investments:
     Investments, at equity........................................     82,855          52,260
     Investments, at cost..........................................     31,771          30,424
     Other investments.............................................     24,499          20,090
                                                                    ----------      ----------
          Total Investments........................................    139,125         102,774
                                                                    ----------      ----------
Current Assets:
     Cash and cash equivalents.....................................     30,780          26,333
     Accounts receivable, less reserve of
          $5,887 and $5,569, respectively..........................    231,580         165,441
     Other receivables.............................................    107,231          42,184
     Fuel adjustment clause........................................      2,679           9,149
     Gas cost adjustment clause....................................     89,991         100,214
     Materials and supplies, at average cost.......................     60,085          59,859
     Electric production fuel, at average cost.....................     18,837          26,483
     Natural gas in storage........................................     61,436          65,093
     Prepayments and other.........................................     28,089          28,491
                                                                    ----------      ----------
          Total current assets.....................................    630,708         523,247
                                                                    ----------      ----------

Other Assets:
     Regulatory assets.............................................    211,513         236,205
     Intangible assets, less accumulated provision for amortization     68,175              --
     Prepayments and other.........................................    135,358          84,499
                                                                    ----------      ----------
          Total other assets.......................................    415,046         320,704
                                                                    ----------      ----------
                                                                    $4,937,033      $4,288,883
                                                                    ----------      ----------

 The accompanying notes to consolidated financial statements are an integral part of this statement.

                          Consolidated Balance Sheet

                                                           December 31,    1997            1996
-----------------------------------------------------------------------------------------------
Capitalization and Liabilities                                           (Dollars in thousands)
Capitalization (see page 14):
     Common shareholders' equity (see page 17).....................  $1,264,788      $1,100,501
     Preferred stocks-
          Northern Indiana Public Service Company:
          Series without mandatory redemption provisions...........      81,123          81,126
          Series with mandatory redemption provisions..............      58,841          61,246
          Indianapolis Water Company:
          Series without mandatory redemption provisions...........       4,497              --
     Long-term debt, excluding amounts due within one year.........   1,667,925       1,127,106
                                                                     ----------      ----------
          Total capitalization.....................................   3,077,174       2,369,979
                                                                     ----------      ----------

Current Liabilities:
     Current portion of long-term debt.............................      54,621         146,052
     Short-term borrowings.........................................     212,639         425,985
     Accounts payable..............................................     226,751         251,730
     Dividends declared on common and preferred stocks.............      30,784          28,308
     Customer deposits.............................................      22,091          17,580
     Taxes accrued.................................................      77,573          78,723
     Interest accrued..............................................      19,124           7,557
     Accrued employment costs......................................      58,799          44,186
     Other accruals................................................      47,930          31,882
                                                                     ----------      ----------
          Total current liabilities................................     750,312       1,032,003
                                                                     ----------      ----------

  Other:
     Deferred income taxes.........................................     651,815         602,745
     Deferred investment tax credits, being amortized over life of
          related property.........................................     105,538         108,258
     Deferred credits..............................................      73,715          37,338
     Customer advances and contributions in aid of construction....     110,145          15,830
     Accrued liability for postretirement benefits.................     132,919         109,429
     Other noncurrent liabilities..................................      35,415          13,301
                                                                     ----------      ----------
          Total other..............................................   1,109,547         886,901
                                                                     ----------      ----------
Commitments and Contingencies (see notes)
                                                                     $4,937,033      $4,288,883
                                                                     ----------      ----------

                   Consolidated Statement of Capitalization

                       December 31,                                                 1997                     1996
------------------------------------------------------------------------------------------------------------------------
                                                                                        (Dollars in thousands)

Common shareholders' equity (see page 17)                                   $1,264,788     41.1%    $1,100,501     46.4%
                                                                            ----------              ----------
Preferred Stocks, which are redeemable solely at
    option of issuer:
         Northern Indiana Public Service Company--
             Cumulative preferred stock--$100 par value--
                4 1/4% series--209,118 and 209,145
                    shares outstanding, respectively.......................     20,912                  20,915
                4 1/2% series--79,996 shares outstanding...................      8,000                   8,000
                4.22% series--106,198 shares outstanding...................     10,620                  10,620
                4.88% series--100,000 shares outstanding...................     10,000                  10,000
                7.44% series--41,890 shares outstanding....................      4,189                   4,189
                7.50% series--34,842 shares outstanding....................      3,484                   3,484
                Premium on preferred stock.................................        254                     254
             Cumulative preferred stock--no par value--
                Adjustable Rate (6.00% at December 31,
                    1997)--Series A (stated value--$50 per
                    share), 473,285 shares outstanding.....................     23,664                  23,664
                                                                            ----------              ----------
                    .......................................................     81,123    2.6%          81,126      3.4%
                                                                            ----------              ----------
Redeemable Preferred Stocks, subject to mandatory
redemption requirements or whose redemption is
outside the control of issuer:
    Northern Indiana Public Service Company--
         Cumulative preferred stock--$100 par value--
             8.85% series--62,500 and 75,000 shares
                 outstanding, respectively.................................      6,250                   7,500
             7 3/4% series--38,906 and 44,460 shares
                 outstanding, respectively.................................      3,891                   4,446
             8.35% series--57,000 and 63,000 shares
                 outstanding, respectively.................................      5,700                   6,300
         Cumulative preferred stock--no par value--
             6.50% series--430,000 shares outstanding......................     43,000                  43,000
                                                                            ----------              ----------
                                                                                58,841    1.9%          61,246     2.6%
                                                                            ----------              ----------
    Indianapolis Water Company--
         Cumulative preferred stock--$100 par value--
         Rates ranging from 4.00% to 5.00%
             44,966 shares outstanding.....................................      4,497     0.2%            --      --00
                                                                            ----------              ----------
Long-term debt (see page 15)...............................................  1,667,925    54.2%      1,127,106     47.6%
                                                                            ----------   -----      ----------    -----
    Total capitalization................................................... $3,077,174   100.0%     $2,369,979    100.0%
                                                                            ----------   -----      ----------    -----

The accompanying notes to consolidated financial statements are an integral part of this statement.

                   Consolidated Statement of Long-Term Debt

                                                                              December 31,    1997             1996
------------------------------------------------------------------------------------------------------------------
Northern Indiana Public Service Company:                                              (Dollars in thousands)
        First mortgage bonds--

                Series P,   6 7/8%--due October 1, 1998                                $        -      $    14,509
                Series T,   7 1/2%--due April 1, 2002                                      39,500           40,000
                Series NN,  7.10%--due July 1, 2017                                        55,000           55,000
                                                                                       ----------      -----------
                                Total                                                      94,500          109,509
                                                                                       ----------      -----------
        Pollution control notes and bonds--
                Series A note--City of Michigan City--
                        5.70% due October 1, 2003                                          18,000           19,000
                Series 1988 Bonds--Jasper County--Series A, B and C
                        3.81% weighted average at December 31, 1997,
                        due November 1, 2016                                              130,000          130,000
                Series 1988 Bonds--Jasper County--Series D
                        3.78% weighted average at December 31, 1997,
                        due November 1, 2007                                               24,000           24,000
                Series 1994 Bonds--Jasper County--Series A
                        4.25% at December 31, 1997, due August 1, 2010                     10,000           10,000
                Series 1994 Bonds--Jasper County--Series B
                        4.25% at December 31, 1997, due June 1, 2013                       18,000           18,000
                Series 1994 Bonds--Jasper County--Series C
                        4.25% at December 31, 1997, due April 1, 2019                      41,000           41,000
                                                                                       ----------      -----------
                                Total                                                     241,000          242,000
                                                                                       ----------      -----------
        Medium-term notes--
                Issued at interest rates between 6.10% and 7.69%,
                        with a weighted average interest rate of 7.00% and various
                        maturities between April 5, 2000 and August 4, 2027               748,025          644,025
                                                                                       ----------      -----------
        Unamortized premium and discount on long-term debt, net                            (4,029)          (3,526)
                                                                                       ----------      -----------
                Total long-term debt of Northern Indiana Public Service Company         1,079,496          992,008
                                                                                       ----------      -----------
Indianapolis Water Company:
        First mortgage bonds--
                Series 5.20%--due May 1, 2001                                              11,600               --
                Series 8.00%--due December 15, 2001                                         3,000               --
                Series 7 7/8%--due March 1, 2019                                           40,000               --
                Series 9.83%--due June 15, 2019                                             5,000               --
                Series 6.10%--due December 1, 2022                                          5,000               --
                Series 8.19%--due December 1, 2022                                         10,000               --
                Series 5.85%--due September 1,2025                                         18,000               --
                                                                                       ----------      -----------
                                Total long-term debt of Indianapolis Water Company         92,600               --
                                                                                       ----------      -----------
IWC Resources Corporation:
        Senior Note Payable--6.31% due March 15, 2001                                      14,000               --
        Variable Bank Loan--6.50% due August, 2003                                          5,600               --
                                                                                       ----------      -----------
                                Total long-term debt of IWC Resources Corporation          19,600               --
                                                                                       ----------      -----------
NIPSCO Capital Markets, Inc.:
        Subordinated Debentures--Series A, 73/4%, due March 31, 2026                       75,000           75,000
        Senior Notes Payable--6.78%, due December 1, 2027                                  75,000               --
                Medium-term notes--
                        Issued at interest rates between 7.38% and 7.99%,
            with a weighted average interest rate of 7.66% and various
            maturities between April 1, 2004 and May 5, 2027                              300,000               --
                                                                                       ----------      -----------
                                Total long-term debt of NIPSCO Capital Markets, Inc.      450,000           75,000

NIPSCO Development Company, Inc.:
        Lake Erie Land Company--Notes Payable--9.00%--
         due July 7, 2004                                                                                2,637         100
        Elm Energy and Recycling (UK), Ltd. Term Loan Facility                                              --      40,576
        NDC Douglas Properties, Inc.--Notes Payable--
                Interest rates between 6.72% and 8.15% with a weighted average
                        interest rate of 7.75% and maturities through April 1, 2006                     23,592      19,422
                                                                                                    ----------  ----------
                        Total long-term debt of NIPSCO Development Company, Inc.                        26,229      60,098
                                                                                                    ----------  ----------
                        Total long-term debt, excluding amounts due within one year                 $1,667,925  $1,127,106
                                                                                                    ----------  ----------

The accompanying notes to consolidated financial statements are an integral part of this statement.

                     Consolidated Statement of Cash Flows


                                         Year Ended December 31,                 1997             1996             1995
------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:                                                             (Dollars in thousands)
  Net income.............................................................  $  190,849       $  176,734       $  175,465
Adjustments to reconcile net income to net cash:
  Depreciation and amortization..........................................     249,804          233,993          206,959
  Deferred federal and state operating income taxes, net.................      (1,467)          21,126           (1,480)
  Deferred investment tax credits, net...................................      (7,376)          (7,408)          (7,515)
  Advance contract payment...............................................       1,900          (17,100)              --
  Change in certain assets and liabilities--*
     Accounts receivable, net............................................     (37,369)         (45,037)         (22,609)
     Other receivables...................................................     (65,047)         (30,778)         (11,406)
     Electric production fuel............................................       7,646          (12,225)           4,089
     Natural gas in storage..............................................       3,657           (4,209)          16,910
     Accounts payable....................................................     (18,567)          81,013           (8,481)
     Taxes accrued.......................................................       3,389           17,002           (9,202)
     Fuel adjustment clause..............................................       6,470            1,152           (8,687)
     Gas cost adjustment clause..........................................      10,223          (98,791)          24,549
     Accrued employment costs............................................      12,135           (2,509)           2,884
     Other accruals......................................................      11,994          (13,503)          22,723
  Other, net.............................................................      60,216            2,525            5,833
                                                                           ----------       ----------       ----------
     Net cash provided by operating activities...........................     428,457          301,985          390,032
                                                                           ----------       ----------       ----------
Cash flows provided by (used in) investing activities:
  Utility construction expenditures......................................    (218,931)        (207,881)        (192,966)
  Acquisition of IWC Resources, net of cash acquired.....................    (288,932)              --               --
  Proceeds from disposition of assets....................................      35,993           11,049            3,995
  Proceeds from settlement of litigation.................................      41,069               --               --
  Other, net.............................................................     (60,461)         (19,243)         (54,284)
                                                                           ----------       ----------       ----------
     Net cash used in investing activities...............................    (491,262)        (216,075)        (243,255)
                                                                           ----------       ----------       ----------
Cash flows provided by (used in) financing activities:
  Issuance of long-term debt.............................................     658,232           78,366          179,555
  Issuance of short-term debt............................................   1,029,508        1,582,210        1,290,973
  Net change in commercial paper.........................................    (224,645)         191,705          (84,600)
  Retirement of long-term debt...........................................    (324,604)         (89,792)        (122,105)
  Retirement of short-term debt..........................................  (1,042,224)      (1,609,734)      (1,252,250)
  Retirement of preferred shares.........................................      (2,408)         (37,604)          (7,095)
  Issuance of common shares..............................................     218,566            5,716            7,389
  Acquisition of treasury shares.........................................    (133,077)        (105,498)         (69,183)
  Cash dividends paid on common shares...................................    (111,593)        (103,190)         (99,043)
  Cash dividends paid on preferred shares................................          --             (766)          (3,063)
  Other, net.............................................................        (503)             514              700
                                                                           ----------       ----------       ----------
     Net cash provided by (used in) financing activities.................      67,252          (88,073)        (158,722)
                                                                           ----------       ----------       ----------
Net increase (decrease) in cash and cash equivalents.....................       4,447           (2,163)         (11,945)
Cash and cash equivalents at beginning of period.........................      26,333           28,496           40,441
                                                                           ----------       ----------       ----------
Cash and cash equivalents at end of period...............................  $   30,780       $   26,333       $   28,496
                                                                           ----------       ----------       ----------


The accompanying notes to consolidated financial statements are an integral part of this statement.

*Net of effect from purchase of IWC Resources Corporation.

             Consolidated Statement of Common Shareholders' Equity


                                   Dollars in Thousands                                          Shares
------------------------------------------------------------------------------------------------------------------------------------
                                              Additional                              Currency
                                     Common      Paid-In    Retained    Treasury   Translation                  Common     Treasury
                           Total     Shares      Capital    Earnings      Shares    Adjustment     Other       Shares*      Shares*
                      ----------   --------   ----------    --------   ---------   -----------     -----   -----------  -----------

Balance,
  January 1, 1995     $1,107,848   $870,930      $29,657    $446,928   $(237,193)      $(1,504)    $(970)  147,784,218  (19,973,440)
                      --------------------------------------------------------------------------------------------------------------
Net income               175,465                             175,465
Dividends:
  Preferred shares        (3,063)                             (3,063)

  Common shares         (100,232)                           (100,232)
Treasury shares
  acquired               (69,183)                                        (69,183)                                        (4,115,330)
Issued:
  Employee stock
  purchase plan              604                     301                     303                                             38,044
  Long-term
  incentive plan           6,785                   1,656                  12,850                  (7,721)                 1,025,700
Unrealized gain on
  available for
  sale securities          1,669                                                                   1,669
Amortization of
  unearned
  compensation             2,413                                                                   2,413
Other                        (91)                    596        (261)                     (426)
                      --------------------------------------------------------------------------------------------------------------
Balance,
  December 31, 1995   $1,122,215   $870,930      $32,210    $518,837   $(293,223)      $(1,930)  $(4,609)  147,784,218  (23,025,026)
                      --------------------------------------------------------------------------------------------------------------
Net income               176,734                             176,734
Dividends:
  Preferred shares          (119)                               (119)
  Common shares         (103,981)                           (103,981)
Treasury shares
  acquired              (105,498)                                       (105,498)                                        (5,587,208)
Issued:
  Employee stock
  purchase plan              783                     454                     329                                             41,338
  Long-term
  incentive plan           5,011                     186                   5,397                    (572)                   398,000
Unrealized gain
  on available
  for sale
  securities               1,079                                                                   1,079
Amortization of
  unearned
  compensation             2,570                                                                   2,570
Other                      1,707                      18        (101)                    1,790
                      --------------------------------------------------------------------------------------------------------------
Balance,
  December 31, 1996   $1,100,501   $870,930      $32,868    $591,370   $(392,995)      $  (140)  $(1,532)  147,784,218  (28,172,896)
                      --------------------------------------------------------------------------------------------------------------
Net income               190,849                             190,849
Dividends:
  Common shares         (114,303)                           (114,303)
Treasury shares
  acquired              (133,077)                                       (133,077)                                        (6,536,928)
Issued:
  IWC Resources
  Corporation
  acquisition            207,417                  55,008                 152,409                                         10,580,764
  Acquisition of
  minority interest        5,469                   1,351                   4,118                                            270,064
  Employee stock
  purchase plan              697                     424                     273                                             34,376
  Long-term
  incentive plan           5,004                     118                   5,329                    (443)                   353,066
Unrealized gain on
  available for
  sale securities          1,689                                                                   1,689
Amortization of
  unearned
  compensation             2,099                                                                   2,099
Other                     (1,557)                     (1)       (126)                   (1,430)
                      --------------------------------------------------------------------------------------------------------------
Balance,
  December 31, 1997   $1,264,788   $870,930      $89,768    $667,790   $(363,943)      $(1,570)   $1,813   147,784,218  (23,471,554)
                      --------------------------------------------------------------------------------------------------------------


     *Amounts restated to reflect two-for-one stock split.

                  Notes to Consolidated Financial Statements

Holding Company Structure

NIPSCO Industries, Inc. (Industries) is an energy/utility-based holding company providing electric energy, natural gas and water to the public through its six wholly-owned regulated subsidiaries (Utilities): Northern Indiana Public Service Company (Northern Indiana); Kokomo Gas and Fuel Company (Kokomo Gas); Northern Indiana Fuel and Light Company, Inc. (NIFL); Crossroads Pipeline Company (Crossroads); Indianapolis Water Company (IWC); and Harbour Water Corporation (Harbour). Industries' regulated gas and electric subsidiaries (Northern Indiana, Kokomo Gas, NIFL and Crossroads) are referred to as "Energy Utilities"; and regulated water subsidiaries (IWC and Harbour) are referred to as "Water Utilities."

     On March 25, 1997, Industries acquired IWC Resources Corporation (IWCR). IWCR's subsidiaries include two regulated water utilities (IWC and Harbour) and five non-utility companies providing utility-related services including installation, repair and maintenance of underground pipelines and utility line locating and marking. The two primary non-utility subsidiaries are Miller Pipeline Corporation (Miller) and SM&P Utility Resources, Inc. (SM&P).

     Industries also provides non-regulated energy/utility-related services including energy marketing and trading; power generation; gas transmission, supply and storage; installation, repair and maintenance of underground pipelines; utility line locating and marking; and related products targeted at customer segments principally through the following wholly-owned subsidiaries:
NIPSCO Development Company, Inc. (Development); NIPSCO Energy Services, Inc. (Services); Primary Energy, Inc. (Primary); Miller; and SM&P. NIPSCO Capital Markets, Inc. (Capital Markets) handles financing for Industries and its subsidiaries, other than Northern Indiana. These subsidiaries are referred to collectively as "Products and Services."

     On December 18, 1997, Industries and Bay State Gas Company signed a definitive merger agreement under which Industries will acquire all of the common stock of Bay State Gas Company in a stock-for-stock transaction. Refer to Purchase of Bay State Gas Company in Notes to Consolidated Financial Statements for a more detailed discussion of the proposed acquisition.

Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements include the accounts of majority-owned subsidiaries of Industries after the elimination of significant intercompany accounts and transactions. Investments for which Industries has at least a 20% interest and certain joint ventures are accounted for under the equity method. Investments with less than a 20% interest are accounted for under the cost method. Certain reclassifications were made to conform the prior years' financial statements to the current presentation.

     The prior period operating results related to "Products and Services" were previously reported under the caption "Other Income (Deductions)" in the Consolidated Statement of Income. Accordingly, these results have been reclassified to conform to the current presentation.

     The accompanying consolidated financial statements of Industries include nine months of operating results for IWCR for the period ended December 31, 1997.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Operating Revenues

Utility revenues are recorded based on estimated service rendered, but are billed to customers monthly on a cycle basis. Energy marketing revenues are recognized as the related commodity is delivered to customers. Construction revenues are recognized on the percentage of completion method whereby revenues are recognized in proportion to costs incurred over the life of each project.

Depreciation and Maintenance

The Energy Utilities provide depreciation on a straight-line method over the remaining service lives of the electric, gas and common properties. The weighted average provisions, as a percentage of the cost of original depreciable utility plant, were approximately 4.3% for 1997, 4.2% for 1996 and 4.1% for 1995.

     The Water Utilities provide depreciation on the original cost of utility plant in service using a composite annual rate of 1.9% for 1997.

     The Utilities follow the practice of charging maintenance and repairs, including the cost of renewals of minor items of property, to maintenance expense accounts, except for repairs of transportation and service equipment which are charged to clearing accounts and redistributed to operating expense and other accounts. When property which represents a retirement unit is replaced or removed, the cost of such property is credited to utility plant, and such cost, together with the cost of removal less salvage, is charged to the accumulated provision for depreciation.

Amortization of Software Costs

Industries amortizes capitalized software costs using the straight-line method based on estimated economic lives.

Plant Acquisition Adjustments

Utility plant includes amounts representing the excess of purchase price over underlying book values associated with the acquisitions of Kokomo Gas, NIFL, IWC and Harbour. These amounts are $197.7 million (see Purchase of IWC Resources
Note) and $40.6 million at December 31, 1997 and December 31, 1996, respectively, and are being amortized over a forty-year period from the respective dates of acquisition.

Intangible Assets

The excess of cost over the fair value of the net assets of non-utility subsidiaries acquired is stated as goodwill and is being amortized on a straight-line basis over a weighted average period of 34 years. Other intangible assets approximating $7.7 million are being amortized over a period of eight years. Industries assesses the recoverability of its intangible assets on a periodic basis to conform that expected future cash flows will be sufficient to support the recorded intangible assets. Accumulated amortization of intangibles at December 31, 1997, was approximately $1.1 million.

Coal Reserves

Northern Indiana has a long-term mining contract to mine its coal reserves through the year 2001. The costs of these reserves are being recovered through the rate-making process as such coal reserves are used to produce electricity.

Power Purchased

Power purchases and net interchange power with other electric utilities under interconnection agreements are included in Cost of Sales under the caption "Power purchased."

Accounts Receivable

At December 31, 1997, Northern Indiana had sold $100 million of its accounts receivable under a sales agreement which expires May 31, 2002.

Customer Advances and Contributions in
Aid of Construction

IWC allows developers to install and provide for the installation of water main extensions, which are to be transferred to IWC upon completion. The cost of the main extensions and the amount of any funds advanced for the cost of water mains installed are included in customer advances for construction and are generally refundable to the customer over a period of ten years. Advances not refunded within ten years are permanently transferred to contributions in aid of construction.

Statement of Cash Flows

For purposes of the Consolidated Statement of Cash Flows, Industries considers temporary cash investments with an original maturity of three months or less to be cash equivalents.

     Cash paid during the periods reported for income taxes and interest was as follows:

                                       1997       1996         1995
-------------------------------------------------------------------
(In thousands)

Income taxes...................... $116,849    $75,795     $117,940
Interest, net of amounts
   capitalized....................  102,361     87,281       89,321


Fuel Adjustment Clause

All metered electric rates contain a provision for adjustment in charges for electric energy to reflect increases and decreases in the cost of fuel and the fuel cost of purchased power through operation of a fuel adjustment clause. As prescribed by order of the Indiana Utility Regulatory Commission (Commission) applicable to metered retail rates, the adjustment factor has been calculated based on the estimated cost of fuel and the fuel cost of purchased power in a future three-month period. If two statutory requirements relating to expense and return levels are satisfied, any under-recovery or over-recovery caused by variances between estimated and actual cost in a given three-month period will be included in a future filing. Northern Indiana records any under-recovery or over-recovery as a current asset or current liability until such time as it is billed or refunded to its customers. The fuel adjustment factor is subject to a quarterly hearing by the Commission and remains in effect for a three-month period.

Gas Cost Adjustment Clause

All metered gas rates contain an adjustment factor which reflects the cost of purchased gas, contracted gas storage and storage transportation charges. The Energy Utilities record any under-recovery or over-recovery as a current asset or current liability until such time as it is billed or refunded to their customers. The gas cost adjustment factor for Northern Indiana is subject to a quarterly hearing by the Commission and remains in effect for a three-month period. The gas cost adjustment factors for Kokomo Gas and NIFL are subject to semi-annual hearings by the Commission and remain in effect for a six-month period. If the statutory requirement relating to the level of return is satisfied, any under-recovery or over-recovery caused by variances between estimated and actual cost in a given three- or six-month period will be included in a future filing. See FERC Order No. 636 for a discussion of gas transition cost charges.

Natural Gas in Storage

Northern Indiana's natural gas in storage is valued using the last-in, first-out
(LIFO) inventory methodology. Based on the average cost of gas purchased in December 1997 and 1996 the estimated replacement cost of gas in storage (current and non-current) at December 31, 1997 and 1996 exceeded the stated LIFO cost by approximately $42 million and $96 million, respectively. Certain other subsidiaries of Industries have natural gas in storage valued at average cost.

Hedging Activities

     Industries utilizes a variety of commodity-based derivative financial instruments to reduce the price risk inherent in its natural gas and electric power marketing activities. The gains and losses on these derivative financial instruments are deferred (Other Current Assets or Other Current Liabilities) pursuant to an identified risk reduction strategy. Such deferrals are recognized in income concurrent with the disposition of the underlying physical commodity. In certain circumstances, a derivative financial instrument will serve to hedge the acquisition cost of gas injected into storage. In this situation, the gain or loss on the derivative financial instrument is deferred as part of the cost basis of gas in storage and recognized upon the ultimate disposition of the natural gas. If a derivative financial instrument contract is terminated early because it is probable that a transaction or forecasted transaction will not occur, any gain or loss as of such date is immediately recognized in earnings. If a derivative financial instrument contract is terminated early for other economic reasons, any gain or loss as of the termination date is deferred and recorded when the associated transaction or forecasted transaction affects earnings.

     Industries' gas subsidiaries use commodity futures contracts, options and swaps to hedge the impact of natural gas price fluctuations related to its business activities, including price risk related to the physical location of the natural gas (basis risk). As of December 31, 1997, Industries had open derivative financial instruments representing hedges of natural gas sales of 8.9 billion cubic feet (Bcf), natural gas purchases and inventories of 13.4 Bcf and net basis differentials of 33.4 Bcf. The net deferred loss on these derivative financial instruments as of December 31, 1997 was not material.

     Industries purchases options to hedge price risk associated with a portion of its fixed price purchase and sale commitments related to electricity. The deferred premiums paid on these options as of December 31, 1997 were not material.

Impact of Accounting Standards

In July 1997, FASB issued SFAS No. 130, "Reporting Comprehensive Income." This statement establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. The objective of the statement is to report a measure of all changes in equity of an enterprise that result from transactions or other economic events during the period other than transactions with shareholders. Industries will be required to display items of other comprehensive income including, but not limited to, changes in its unrealized holding gains or losses on its available-for-sale securities and foreign currency translation adjustments. Industries will adopt this statement effective January 1, 1998.

Regulatory Assets

The Utilities' operations are subject to the regulation of the Commission and, in the case of the "Energy Utilities," the Federal Energy Regulatory Commission
(FERC). Accordingly, the Utilities' accounting policies are subject to the provisions of SFAS No. 71, "Accounting for the Effects of Certain Types of Regulation." The Utilities monitor changes in market and regulatory conditions and the resulting impact of such changes in order to continue to apply the provisions of SFAS No. 71 to some or all of their operations. As of December 31, 1997 and December 31, 1996, the regulatory assets identified below represent probable future revenue to the Utilities associated with certain incurred costs as these costs are recovered through the rate-making process. Regulatory assets were comprised of the following items:


                                 December 31, 1997     December 31, 1996
------------------------------------------------------------------------
(In thousands)
Unamortized reacquisition
   premium on debt
   (See Long-Term Debt note)              $ 46,748              $ 50,262

Unamortized R. M. Schahfer
   Unit 17 and Unit 18 carry-
   ing charges and deferred
   depreciation (See below)                 66,546                70,763

Bailly scrubber carrying


   charges and defered
   depreciation (See below)                  9,880                10,816

Deferral of SFAS No. 106
   expense not recovered (See
   Postretirement Benefits note             87,653                87,557

FERC Order No. 636
   transition costs (See FERC
   Order NO. 636 note)                      28,744                47,399

Regulatory income tax asset, net             6,941                 4,736

Other                                        4,261                    --
                                          --------              --------
                                           250,773               271,533
                                          --------              --------
Less: Current portion of
      regulatory assets                     39,260                35,328
                                          --------              --------
                                          $211,513              $236,205
                                          --------              --------

     If a portion of the Utilities' operations becomes no longer subject to the provisions of SFAS No. 71, a write-off of certain regulatory assets might be required, unless some form of transition cost recovery is established by the appropriate regulatory body which would meet the requirements under generally accepted accounting principles for continued accounting as regulatory assets during such recovery period.

Carrying Charges and Deferred Depreciation

Upon completion of R. M. Schahfer Units 17 and 18, Northern Indiana capitalized the carrying charges and deferred depreciation in accordance with orders of the Commission until the cost of each unit was allowed in rates. Such carrying charges and deferred depreciation are being amortized over the remaining life of each unit.

     Northern Indiana has capitalized carrying charges and deferred depreciation and certain operating expenses relating to its scrubber service agreement for its Bailly Generating Station in accordance with an order of the Commission. Pursuant to such order, capitalization of carrying charges and deferral of depreciation and certain operating expenses ceased on December 31, 1995. The accumulated balance of the deferred costs and related carrying charges is being amortized over the remaining life of the scrubber service agreement.

Allowance for Funds Used During Construction

Allowance for funds used during construction (AFUDC) is charged to construction work in progress during the period of construction and represents the net cost of borrowed funds used for construction purposes and a reasonable rate upon other (equity) funds. Under established regulatory rate practices, after the construction project is placed in service, Northern Indiana is permitted to include in the rates charged for utility services (a) a fair return on and (b) depreciation of such AFUDC included in plant in service.

     At January 1, 1995, a pretax rate of 6.0% for all construction was being used; effective January 1, 1996, the rate decreased to 5.5% and effective January 1, 1997, the rate remained at 5.5%.

Foreign Currency Translation

Translation gains or losses are based upon the end-of-period exchange rate and are recorded as a separate component of common shareholders' equity.

Investments In Real Estate

Development invests in a series of affordable housing projects within the Utilities' service territory. These investments include certain tax benefits, including low-income housing tax credits and tax deductions for operating losses of the housing projects. Development accounts for these investments using the equity method. Investments, at equity, include $30.1 million and $24.1 million relating to affordable housing projects at December 31, 1997 and December 31, 1996, respectively.

Income Taxes

Deferred income taxes are recognized as costs in the rate-making process by the commissions having jurisdiction over the rates charged by the Utilities. Deferred income taxes are provided as a result of provisions in the income tax law that either require or permit certain items to be reported on the income tax return in a different period than they are reported in the financial statements. These taxes are reversed by a debit or credit to deferred income tax expense as the temporary differences reverse. Investment tax credits have been deferred and are being amortized to income over the life of the related property.

RESOLUTION OF TAX MATTER

In 1991, the Internal Revenue Service (IRS) issued a notice of deficiency for Northern Indiana's taxes for the years 1982 through 1985 ($3,785,250 per year plus interest) relating to interest payments on $70 million of 17 1/4% Notes issued in 1981 by Northern Indiana's former foreign subsidiary, Northern
Indiana Public Service Finance N.V. (Finance). The IRS maintained that interest paid on the Notes should have been subject to United States tax withholding. Northern Indiana challenged the assessment in the United States Tax Court (Tax Court) and the Tax Court ruled in favor of Northern Indiana, finding that the interest paid on the Notes was not subject to United States tax withholding. The IRS appealed the Tax Court's decision to the U. S. Court of Appeals for the Seventh Circuit (Court of Appeals) and Northern Indiana filed a cross appeal. On June 6, 1997, the Court of Appeals issued an order affirming in full the favorable Tax Court order. The IRS did not appeal the decision of the Court of Appeals.

RESOLUTION OF ELM ENERGY AND RECYCLING (UK) LTD. LITIGATION

Development is an 85% shareholder in Elm Energy and Recycling (UK) Ltd. (Elm), which owns and operates a tire-fueled electric generating plant in Wolverhampton, England (Project). In 1995, the Project failed certain performance and reliability tests which had been established under a contract between Elm and TBV Power Limited (TBV), a company jointly owned by subsidiaries of the Tarmac PLC Group and Black & Veatch. Elm "rejected" the Project in accordance with the contract, and the independent Project engineer then certified that 29.6 million British Pounds Sterling (approximately $48.9 million at December 31, 1997) were to be reimbursed by TBV to Elm. TBV filed suit in the English courts to enjoin enforcement of the decision and to allege certain breaches of the underlying construction contract. Elm counterclaimed, and Elm and Development also sought additional remedies at law, in both the United States and the United Kingdom, for damages and/or sanctions against TBV, Tarmac PLC Group, Black & Veatch and its chairman. Black & Veatch counterclaimed against Elm and Development.

     In September 1997, a settlement was reached on mutually agreed terms which resulted in the dismissal, with prejudice, of all litigation in the United States and the United Kingdom relating to the Project (Elm Litigation Settlement). Concurrently, Elm reached a settlement with its banks pursuant to which the banks were paid a portion of the proceeds received by Elm in the Elm Litigation Settlement in exchange for the banks agreeing to forgive Elm's remaining bank debt and to release all security interests they had in the Project. The Elm Litigation Settlement was not material to the results of operations or financial position of Industries. Elm is continuing to operate the Project and Development provides financing to support its operations.

NESI ENERGY MARKETING CANADA LTD.
LITIGATION

On October 31, 1996, Services' wholly-owned subsidiary NIPSCO Energy Services Canada Ltd. (NESI Canada) acquired 70% of the outstanding shares of Chandler Energy Inc., a gas marketing and trading company located in Calgary, Alberta, and subsequently renamed it NESI Energy Marketing Canada Ltd. (NEMC). Between November 1 and November 27, 1996, gas prices in the Calgary market increased dramatically. As a result, NEMC was selling gas, pursuant to contracts entered into prior to the acquisition date, at prices substantially below its costs to acquire such gas. On November 27, 1996, NEMC ceased doing business and sought protection from its creditors under the Companies' Creditors Arrangement Act, a Canadian corporate reorganization statute. NEMC was declared bankrupt as of December 12, 1996.

     Certain creditors of NEMC have filed claims against Industries, Services, Capital Markets and NESI Canada, alleging certain misrepresentations relating to NEMC's financial condition and claiming damages. Industries and its affiliates intend to vigorously defend against such claims and any other claims seeking to assert that any party other than NEMC is responsible for NEMC's liabilities. Industries has fully reserved its investment in NEMC. Management believes that any additional loss relating to NEMC would not be material to the results of operations or financial position of Industries.

FERC ORDER NO. 636

The Energy Utilities have recorded approximately $138 million of interstate pipeline transition costs since December 1993 to reflect the impact of FERC Order No. 636, a majority of which costs have been paid to the pipeline suppliers. The Energy Utilities expect that additional transition costs will not be significant. The Commission has approved the recovery of these FERC-allowed transition costs on a volumetric basis from sales and transportation customers. Regulatory assets, in amounts corresponding to the costs recorded but not yet collected, have been recorded to reflect the ultimate recovery of these costs.

ENVIRONMENTAL MATTERS

The Utilities have an ongoing program to remain aware of laws and regulations involved with hazardous waste and other environmental matters. The Utilities intend to continue to evaluate their facilities and properties with respect to these rules and identify any sites that would require corrective action. The Utilities have recorded a reserve of approximately $20 million to cover probable corrective actions as of December 31, 1997; however, environmental regulations and remediation techniques are subject to future change. The ultimate cost could be significant, depending on the extent of corrective actions required. Based upon investigations and management's understanding of current laws and regulations, the Utilities believe that any corrective actions required, after consideration of insurance coverages and contributions from other potentially responsible parties, will not have a significant impact on the results of operations or financial position of Industries.

     Because of major investments made in modern environmental control facilities and the use of low-sulfur coal, all of Northern Indiana's electric production facilities now comply with the specific sulfur dioxide limitations contained in the acid deposition provisions of the Clean Air Act Amendments of 1990 (CAAA). Reflecting this compliance, on December 31, 1997, Indiana Department of Environmental Management (IDEM) issued the Phase II Acid Rain permits for all four of Northern Indiana's electric generating stations. As discussed below, however, other provisions of the CAAA impose additional requirements on Northern Indiana.

     On December 19, 1996, the Environmental Protection Agency (EPA) promulgated rules for Phase II of the Acid Rain nitrogen oxides (NOx) reduction program. For Phase I, during the summer of 1997, the EPA formally approved the Acid Rain Early Election permits for the pulverized coal units at D. H. Mitchell and R. M. Schahfer stations. The permits establish the Phase I limits for the NOx emissions on these units until 2007. On December 23, 1997, Northern Indiana submitted an Acid Rain Phase II NOx Compliance Plan to IDEM which included additional controls for two cyclone fired boilers and a plan for emission averaging to achieve the NOx limits for the system by 2000. Northern Indiana plans a project to demonstrate a cost effective combustion control technique on the Unit 12 cyclone fired boiler at Michigan City during 1998. The CAAA also contain other provisions that could lead to limitations on emissions of hazardous air pollutants which may require significant capital expenditures for control of these emissions. Northern Indiana cannot predict what these requirements will be or the costs of complying with these potential requirements.

     On October 10, 1997, the EPA proposed a rule under the nonattainment provisions of the CAAA to reduce emissions transported across state boundaries that allegedly are contributing to nonattainment of the one hour ozone standard in downwind states. Because NOx is considered a precursor or cause of ozone formation, the EPA proposed significant NOx reductions for 22 states, including Indiana, to address the ozone transport issue. These proposals, and any resulting NOx emission limitations, arise under different provisions of the CAAA than the Acid Rain NOx program and could result in additional, more restrictive emission limitations than are imposed under the Acid Rain Program. The EPA has encouraged states to achieve the reductions by requiring controls on electric utilities and large boilers. Northern Indiana is evaluating the EPA's proposal and evaluating potential requirements that could result from any final rule.

     The EPA issued final rules on July 18, 1997, revising the National Ambient Air Quality Standards for ozone and particulate matter. The revised standards begin a regulatory process that may lead to reductions in particulate, NOx emissions and possibly sulfur dioxide emissions, from coal-fired boilers (including Northern Indiana's generating stations) beyond reductions required in the Acid Rain and nonattainment provisions of the CAAA. Northern Indiana cannot predict the costs of complying with future control requirements to meet these new standards. Northern Indiana will continue to closely monitor developments in this area and anticipates that the exact nature of the impact of the new standards on its operations will not be known for some time.

     The EPA has notified Northern Indiana that it is a "potentially responsible party" (PRP) under the Comprehensive Environmental Response Compensation and Liability Act (CERCLA) and may be required to share in the cost of cleanup of several waste disposal sites identified by the EPA. The sites are in various stages of investigation, analysis and remediation. At each of the sites, Northern Indiana is one of several PRPs, and it is expected that remedial costs, as provided under CERCLA, will be shared among them. At some sites Northern Indiana and/or the other named PRPs are presently working with the EPA to clean up the sites and avoid the imposition of fines or added costs.

     In December 1997, at the Summit on Climate Change in Kyoto, Japan, 159 nations formally agreed to targets reducing worldwide levels of greenhouse gases. If the U.S. Senate ratifies the agreement, the Kyoto Protocol would impose an obligation on the United States to reduce its emissions of greenhouse gas to a level seven percent below 1990 levels during the period 2008 to 2012. The impact of this agreement on Northern Indiana is uncertain. Northern Indiana, as a charter member of the Department of Energy's Climate Challenge Program, the electric industries' voluntary reduction effort, has already implemented over 21 projects to voluntarily reduce greenhouse gases emissions. Northern Indiana continues to investigate methods to address reduction in carbon dioxide emissions and will monitor the development of U.S. climate change policy.

     The Energy Utilities have instituted a program to investigate former manufactured-gas plants where one of them is the current or former owner. The Energy Utilities have identified twenty-eight of these sites and made visual inspections of these sites. Initial samplings have been conducted at eighteen sites. Follow-up investigations have been conducted at seven sites and remedial measures have been selected at four sites. The Energy Utilities will continue their program to assess and cleanup sites.

     During the course of various investigations, the Energy Utilities have identified impacts to soil, groundwater, sediment and surface water from former manufactured-gas plants. At three sites where residues were noted seeping into rivers, Northern Indiana notified the IDEM and the EPA and immediately took steps to contain the material. The Energy Utilities have worked with IDEM or the EPA on investigation or remedial activities at several sites. Three of the sites have been enrolled in the IDEM Voluntary Remediation Program (VRP). The goal of placing these sites in the VRP is to obtain IDEM approval of the selection and implementation of whatever remedial measures, if any, may be required. The Energy Utilities anticipate placing additional sites in the VRP after remedial measures have been selected.

     Northern Indiana and Indiana Gas Company, Inc. (Indiana Gas) have entered into an agreement covering cost sharing and management of investigation and remediation programs at five former manufactured-gas plant sites at which both companies or their predecessors were former operators or owners. One of these sites is the Lafayette site which Indiana Gas had previously notified Northern Indiana is being investigated and remediated pursuant to an administrative order with IDEM. Northern Indiana also notified Cinergy Services, Inc. (Cinergy) (formerly PSI Energy, Inc.) that it was a former owner or operator of seven former manufactured-gas plants at which Northern Indiana had conducted or was planning investigation or remediation activities. In December 1996, Northern Indiana sent a written demand to Cinergy related to one of these sites, Goshen. Northern Indiana demanded that Cinergy pay Northern Indiana for costs Northern Indiana has already incurred and to be incurred to implement the needed remedy at the Goshen site. In August 1997, Northern Indiana filed suit in federal court against Cinergy seeking recovery of those costs.

     In 1994, the Energy Utilities approached various companies that provided insurance coverage which the Energy Utilities believe covers costs related to actions taken at former manufactured-gas plants. There has been litigation between Northern Indiana and various insurance companies over covered costs. Northern Indiana has filed claims in state court against various insurance companies, seeking coverage for costs associated with several former manufactured-gas plants and damages for alleged misconduct by some of the insurance companies. The state court action is now proceeding. Northern Indiana has received cash settlements from several of the insurance companies.

     The possibility that exposure to electric and magnetic fields (EMF) emanating from power lines, household appliances and other electric sources may result in adverse health effects has been the subject of public, governmental and media attention. Recently, researchers from the National Cancer Institute and the Childhood Cancer Group reported they found no evidence magnetic fields in homes increase the risk of childhood leukemia. This study follows an EMF report released late last year by the U.S. National Research Council of the National Academy of Sciences, which concluded, after examining more than 500 EMF studies spanning 17 years, that, among other things, there was insufficient evidence to consider EMF a threat to human health. Despite the reports' findings, future research appropriations are continuing to be dedicated to explore this issue.

     The Water Utilities are subject to pollution control and water quality control regulations, including those issued by the EPA, IDEM, the Indiana Water Pollution Control Board and the Indiana Department of Natural Resources. Under the Federal Clean Water Act and Indiana's regulations, IWC must obtain National Pollutant Discharge Elimination System (NPDES) permits for discharges from its water treatment stations. Applications for renewal of any expiring permits have been filed and are the subject of ongoing discussions with, but have not been finalized by, IDEM. These permits continue in effect pending review of the current applications.

     Under the Federal Safe Drinking Water Act (SDWA), the Water Utilities are subject to regulation by the EPA for the quality of water sold and treatment techniques used to make the water potable. The EPA promulgates nationally applicable maximum contaminant levels (MCLs) for contaminants found in drinking water. Management believes its water utilities are currently in compliance with all MCLs promulgated to date. The EPA has continuing authority, however, to issue additional regulations under the SDWA. In August 1996, Congress amended the SDWA to allow the EPA more authority to weigh the costs and benefits of regulations being considered in some, but not all, cases. The 1996 amendments do not, however, reduce the number of new standards previously required. Such standards promulgated could be costly and require substantial changes in the Water Utilities' operations. The Water Utilities would expect to recover the costs of such changes through their water rates; however, such recovery may not necessarily be timely.

     Under a 1991 law enacted by the Indiana Legislature, a water utility may petition the Commission for prior approval of its plans and estimated expenditures required to comply with provisions of, and regulations under, the Federal Clean Water Act and SDWA. Upon obtaining such approval, a water utility may include, to the extent of its estimated costs as approved by the Commission, such costs in its rate base for rate-making purposes and recover its costs of developing and implementing the approved plans if statutory standards are met. The capital costs for such new systems, equipment or facilities or modifications of existing facilities may be included in a water utility's rate base upon completion of construction of the project or any part thereof. While use of this statute is voluntary on the part of a water utility, if utilized, it should allow water utilities a greater degree of confidence in recovering major costs incurred to comply with environmentally related laws on a timely basis.

INCOME TAXES

Industries uses the liability method of accounting for income taxes under which deferred income taxes are recognized, at currently enacted income tax rates, to reflect the tax effect of temporary differences between the financial statement and tax bases of assets and liabilities.

     To the extent certain deferred income taxes of the Utilities are recoverable or payable through future rates, regulatory assets and liabilities have been established. Regulatory assets are primarily attributable to undepreciated AFUDC-equity and the cumulative net amount of other income tax timing differences for which deferred taxes had not been provided in the past, when regulators did not recognize such taxes as costs in the rate-making process. Regulatory liabilities are primarily attributable to the Utilities' obligation to credit to ratepayers deferred income taxes provided at rates higher than the current federal tax rate currently being credited to ratepayers using the average rate assumption method and unamortized deferred investment tax credits.

     The components of the net deferred income tax liability at December 31, 1997 and 1996, are as follows:

                                                                1997       1996
                                                                ----       ----
                                                                  (in thousands)

Deferred tax liabilities --
Accelerated depreciation and other property differences     $779,223   $727,528
AFUDC-equity                                                  35,282     37,713
Adjustment clauses                                            35,253     41,181
Take-or-pay gas costs                                            496        877
Other regulatory assets                                       31,862     39,458
Reacquisition premium on debt                                 18,345     19,041
Deferred tax assets--
Deferred investment tax credits                              (40,025)   (41,046)
Removal costs                                               (144,111)  (131,718)
FERC Order NO. 636 transition costs                               --     (8,144)
Other post retirement/postemployment benefits                (45,613)   (43,446)
Other, net                                                    (3,252)   (11,987)
                                                            --------   --------
                                                             667,460    629,457
Less: Deferred income taxes related to current assets and   --------   --------
       liabilities                                            15,645     26,712
                                                            --------   --------
Deferred income taxes--noncurrent                           $651,815   $602,745
                                                            --------   --------

     Federal and state income taxes as set forth in the Consolidated Statement of Income are comprised of the following:

                                                   1997        1996        1995
                                               --------    --------    --------
                                                        (In thousands)
Current income taxes--
  Federal                                      $ 97,011    $ 80,626    $ 95,677
  State                                          16,857      12,781      15,215
                                               --------    --------    --------
                                                113,868      93,407     110,892
                                               --------    --------    --------
Deferred income taxes, net--
  Federal                                        (1,603)     19,282      (1,536)
  State                                             136       1,844          56
                                               --------    --------    --------
                                                 (1,467)     21,126      (1,480)
                                               --------    --------    --------
Deferred investment tax credits, net             (7,376)     (7,408)     (7,515)
                                               --------    --------    --------
  Income taxes                                  105,025     107,125     101,897
                                               --------    --------    --------
Income tax applicable to non-operating
  activities and equity investments                 987        (207)     (2,698)
                                               --------    --------    --------
    Total income taxes                         $106,012    $106,918    $ 99,199
                                               --------    --------    --------

     A reconciliation of total tax expense to an amount computed by applying the statutory federal income tax rate to pretax income is as follows:


                                                   1997        1996        1995
                                               --------    --------    --------
                                                        (In thousands)
Net income                                     $190,849    $176,734    $175,465
Add--Income taxes                               106,012     106,918      99,199
Dividend requirements on preferred stocks
  of subsidiaries                                 8,691       8,712       9,046
                                               --------    --------    --------
Income before preferred dividend requirements
  of subsidiaries and income taxes             $305,552    $292,364    $283,710
                                               --------    --------    --------
Amount derived by multiplying pretax income
  by statutory rate                            $106,943    $102,327    $ 99,299
Reconciling items multiplied by the
  statutory rate:
  Book depreciation over related tax
    depreciation                                  4,072       4,621       4,018
  Amortization of deferred investment tax
    credits                                      (7,376)     (7,408)     (7,515)
  State income taxes, net of federal income
    tax benefit                                  11,864      10,540       9,479
  Reversal of deferred taxes provided at
    rates in excess of the current federal
    income tax rate                              (4,063)     (6,644)     (5,665)
  Low-income housing credits                     (3,056)     (2,303)     (1,300)
  Nondeductible amounts related to
    amortization of intangible assets and
    plant acquisition adjustments                 1,640         385         385
  Other, net                                     (4,012)      5,400         498
                                               --------    --------    --------
    Total income taxes                         $106,012    $106,918    $ 99,199
                                               --------    --------    --------

PENSION PLANS

Industries and its subsidiaries have four noncontributory, defined benefit retirement plans covering the majority of their employees. Benefits under the plans reflect the employees' compensation, years of service and age at retirement.

     The plans' funded status as of December 31, 1997 and 1996 are as follows:

                                                           1997          1996
                                                        ----------    ----------
                                                             (In thousands)
Vested benefit obligation                               $(662,235)    $(541,611)
Nonvested benefit                                        (117,642)     (104,338)
                                                        ----------    ----------
Accumulated benefit obligation                          $(779,877)    $(645,949)
                                                        ----------    ----------
Projected benefit obligation for service rendered
  to date                                               $(875,756)    $(743,634)
Plan assets at fair market value                          924,856       790,978
                                                        ----------    ----------
Plan assets in excess of projected benefit obligation      49,100        47,344
Unrecognized transition obligation at December 31,
  being recognized over seventeen years                    32,107        38,062
Unrecognized prior service cost                            47,114        25,172
Unrecognized gains                                        (47,284)      (66,976)
                                                        ----------    ----------
Prepaid pension costs                                     $81,037     $  43,602
                                                        ----------    ----------

     The accumulated benefit obligation is the present value of future pension benefit payments and is based on the plan benefit formula without considering expected future salary increases. The projected benefit obligation considers estimated future salary increases. Discount rates of 7.00% and 7.75% and rates of increase in compensation levels of 4.5% and 5.5% were used to determine the accumulated benefit obligation and projected benefit obligation at December 31, 1997 and 1996, respectively. The increase in the accumulated benefit obligation at December 31, 1997 is mainly caused by the decrease in the discount rate from 7.75% to 7.00%.

     The following items are the components of provisions for pensions for the years ended December 31, 1997, 1996 and 1995:

                                                  1997       1996        1995
                                                  ----       ----        ----
                                                         (In thousands)
Service costs                               $   14,423  $  16,300  $   12,231
Interest costs                                  57,568     53,477      52,511
Actual return on plan assets                  (126,211)   (87,407)   (135,243)
Amortization of transition obligation            6,218      5,422       5,422
Other net amortization and deferral             56,659     26,460      86,165
                                            ----------  ---------  ----------
                                            $    8,657  $  14,252  $   21,086
                                            ----------  ---------  ----------

     Assumptions used in the valuation and determination of 1997, 1996 and 1995 pension expense were as follows:


                                                  1997       1996        1995
                                                  ----       ----        ----
Discount rate                                    7.75%      7.25%       8.75%
Rate of increase in compensation levels          5.50%      5.50%       5.50%
Expected long-term rate of return on assets      9.00%      9.00%       9.00%

The plans' assets are invested primarily in common stocks, bonds and notes.

     IWCR participates in several industry-wide, multi-employer pension plans for certain of its union employees at Miller. These plans provide for monthly benefits based on length of service. Specified amounts per compensated hour for each employee are contributed to the trustees of these plans. Contributions of $1.7 million were made to these plans for the nine-month period ended December 31 , 1997. The relative position of each employer participating in these plans with respect to the actuarial present value of accumulated plan benefits and net assets available for benefits is not available.

POSTRETIREMENT BENEFITS

Industries provides certain health care and life insurance benefits for retired employees. The majority of Industries' employees may become eligible for those benefits if they reach retirement age while working for Industries. The expected cost of such benefits is accrued during the employees' years of service.

     Northern Indiana's rate-making had historically included the cost of providing these benefits based on the related insurance premiums. On December 30, 1992, the Commission authorized the accrual method of accounting for postretirement benefits for rate-making purposes consistent with SFAS No. 106 "Employers' Accounting for Postretirement Benefits Other than Pensions," and authorized the deferral of the differences between the net periodic postretirement benefits costs and the insurance premiums paid for such benefits as a regulatory asset until such time as the accrual cost method could be reflected in the rate-making process.

     On June 11, 1997, the Commission issued an order approving the inclusion of accrual-based postretirement benefit costs in the rate-making process to be effective February 1, 1997 for electric rates and March 1, 1997 for gas rates. These costs include an amortization of the existing regulatory asset consistent with the remaining amortization period for the transition obligation. Northern Indiana discontinued its cost deferral and began amortizing its regulatory asset concurrent with these dates.

     IWC's current rates include postretirement benefit costs on an accrual basis, including amortization of the regulatory asset that arose prior to inclusion of these costs in rates. IWC currently remits to a grantor trust amounts collected in rates.

     The following table sets forth the plans accumulated postretirement benefit obligation as of December 31, 1997 and 1996:


                                                               1997        1996
                                                               ----        ----
                                                                (In thousands)
Postretirement benefit obligations for:
  Retirees                                                $ (96,603)  $ (76,710)
  Fully eligible active plan participants                   (38,572)    (19,448)
  Other active plan participants                            (88,733)   (104,632)
                                                          ---------   ---------
Accumulated postretirement benefit obligation              (223,908)   (200,790)
Plan assets at fair value                                     2,400          --
                                                          ---------   ---------
Funded status                                              (221,508)   (200,790)
Unrecognized transition obligation at December 31,
  being recognized over twenty years                        176,464     175,012
Amortization of prior service cost                            4,195          --
Unrecognized actuarial gain                                 (99,117)    (89,547)
                                                          ---------   ---------
Accrued liability for postretirement benefits             $(139,966)  $(115,325)
                                                          ---------   ---------

     A discount rate of 7% and a pre-Medicare medical trend rate of 8% declining to a long-term rate of 5% and a discount rate of 7.75% and a pre-Medicare medical trend rate of 9% declining to a long-term rate of 6% were used to determine the accumulated postretirement benefit obligation at December 31, 1997 and 1996, respectively.

     The increase in the accumulated postretirement benefit obligation (APBO) was primarily attributable to the inclusion of IWCR's APBO and the decrease in the discount rate from 7.75% to 7.00%.

     Net periodic postretirement benefit costs, before consideration of the rate-making discussed above, for the years ended December 31, 1997 and 1996 include the following components:

                                                               1997        1996
                                                               ----        ----
                                                                (In thousands)
Service costs                                               $ 4,904     $ 7,352
Interest costs                                               15,878      18,311
Amortization of transition obligation over twenty years      11,558      11,593
Amortization of prior service cost                              279          --
Amortization of unrecognized actuarial gain                  (5,844)       (554)
                                                            -------     -------
                                                            $26,775     $36,702
                                                            -------     -------

     The net periodic postretirement benefit costs for 1997 were determined assuming a 7.75% discount rate, a 5.5% rate of compensation increase and a pre-Medicare medical trend rate of 8% declining to a long-term rate of 6%. The net periodic postretirement benefit costs for 1996 were determined assuming a 7.25% discount rate, a 5% rate of compensation increase and a pre-Medicare medical trend rate of 9% declining to a long-term rate of 6%. The effect of a 1% increase in the assumed health care cost trend rates for each future year would increase the accumulated postretirement benefit obligation at December 31, 1997, by approximately $27.1 million and increase the aggregate of the service and interest cost components of plan costs by approximately $2.9 million for the year ended December 31, 1997. Amounts disclosed above could be changed significantly in the future by changes in health care costs, work force demographics, interest rates, or plan changes.


PREFERRED AND PREFERENCE STOCKS

Industries is authorized to issue 20,000,000 shares of Preferred Stock, without par value. Effective March 2, 1990, 2,000,000 shares of the Industries' Series A Junior Participating Preferred Shares were reserved for issuance pursuant to the Share Purchase Rights Plan described in Common Shares. In November 1990, Industries issued and sold 350,000 shares of 8.75% Series Cumulative Preferred Shares through a private placement for $35 million. Pursuant to mandatory redemption provisions, all the shares were redeemed by Industries on January 12, 1996, for $100 per share plus accrued dividends.

     The authorized classes of par value and no par value cumulative preferred and preference stocks of Northern Indiana are as follows: Cumulative Preferred-- $100 par value--2,400,000 shares; Cumulative Preferred--no par value--3,000,000 shares; Cumulative Preference--$50 par value--2,000,000 shares (none outstanding); and Cumulative Preference--no par value--3,000,000 shares (none issued). The authorized class of cumulative preferred stock of IWC is $100 par value -- 300,000 shares.

     The Preferred shareholders of Northern Indiana and IWC have no voting rights, except in the event of default on the payment of four consecutive quarterly dividends, or as required by Indiana law to authorize additional preferred shares, or by the Articles of Incorporation in the event of certain merger transactions.

     The redemption prices at December 31, 1997, for the cumulative preferred stock, which is redeemable solely at the option of Northern Indiana and IWC, in whole or in part, at any time upon thirty days' notice, are as follows:

                                                                Redemption Price
                                                      Series        Per Share
                                                      ------    ----------------
Northern Indiana Public Service Company:
  Cumulative preferred stock--$100 par value--        4 1/4%        $101.20
                                                      4 1/2%        $100.00
                                                       4.22%        $101.60
                                                       4.88%        $102.00
                                                       7.44%        $101.00
                                                       7.50%        $101.00
  Cumulative preferred stock-no par value-
    adjustable rate (6.00% at December 31, 1997),
    Series A (stated value $50 per share)                           $ 50.00

Indianapolis Water Company:
  Cumulative preferred stock--$100 par value--
    rates ranging from 4% to 5%                                    $100-$105

     The redemption prices at December 31, 1997, as well as sinking fund provisions, for the cumulative preferred stock subject to mandatory redemption requirements, or whose redemption is outside the control of Northern Indiana, are as follows:

  Series                    Redemption Price Per Share Sinking Fund Or Mandatory Redemption
  ------                    ---------------------------------------------------------------
Cumulative preferred stock--$100 par value--
   8.85%                    $101.11, reduced periodically     12,500 shares on or before April 1.
   8.35%                    $103.69, reduced periodically     3,000 shares on or before July 1;
                                                              increasing to 6,000 shares
                                                              beginning in 2004; noncumulative
                                                              option to double amount each year.
  7 3/4%                    $104.23, reduced periodically     2,777 shares on or before December 1;
                                                              noncumulative option to double
                                                              amount each year.

Cumulative preferred stock--no par value--
   6.50%                    $100.00 on October 14, 2002       430,000 shares on October 14, 2002.

Sinking fund requirements with respect to redeemable preferred stocks outstanding at December 31, 1997 for each of the four years subsequent to December 31, 1998 are as follows:

Year Ending December 31,
------------------------
1999                                 $1,827,700
2000                                 $1,827,700
2001                                 $1,827,700
2002                                 $1,827,700

STOCK SPLIT

On December 16, 1997, the Board of Directors authorized a two-for-one split of Industries' common stock. Shareholders will receive one additional common share for each common share held. The stock split will be payable February 20, 1998, to shareholders of record at the close of business on January 30, 1998. All references throughout this Annual Report to number of common shares reported for the period including per share amounts, stock option data and market prices of Industries' common stock have been restated to reflect the two-for-one stock split as if it had occurred at the beginning of the earliest period. The common share cash dividend to be paid February 20, 1998, is payable on pre-split common shares.

COMMON SHARE DIVIDEND

During the next few years, Industries expects that the great majority of earnings available for distribution of dividends will depend upon dividends paid to Industries by Northern Indiana. Northern Indiana's Indenture provides that it will not declare or pay any dividends on any class of capital stock (other than preferred or preference stock) except out of earned surplus or net profits of Northern Indiana. At December 31, 1997, Northern Indiana had approximately $146.3 million of retained earnings (earned surplus) available for the payment of dividends. Future dividends will depend upon adequate retained earnings, adequate future earnings and the absence of adverse developments.

EARNINGS PER SHARE
At December 31, 1997, Industries adopted SFAS No. 128 "Earnings per Share." The adoption of this statement required Industries to present basic earnings per share and diluted earnings per share in place of primary earnings per share.

  Basic earnings per share was computed by dividing net income, reduced for preferred dividends, by the average number of common shares outstanding during the period. The diluted earnings per share calculation assumes conversion of nonqualified stock options into common shares. As a result of adopting the statement, previously reported earnings per share information was restated. The effect of this accounting change on previously reported earnings per share data was insignificant.

  The net income, preferred dividends and shares used to compute basic and diluted earnings per share is presented in the following table:

                                                                      1997              1996           1995
                                                                   ------------     -----------     -----------
                                                               (Dollars in thousands, except per share amounts)
Basic
Weighted Average Number of Shares:
  Average Common Shares Outstanding                                 123,849,126     122,381,500     126,562,354
                                                                   ------------     -----------     -----------
Net Income to be Used to Compute Basic Earnings per Share:
    Net Income                                                         $190,849        $176,734        $175,465
    Dividend requirements on Preferred Shares                                --             119           3,063
                                                                   ------------     -----------     -----------
    Balance Available for Common Shareholders                          $190,849        $176,615        $172,402
                                                                   ------------     -----------     -----------
Basic Earnings per Common Share                                           $1.54           $1.44           $1.36
                                                                   ------------     -----------     -----------
Diluted
Weighted Average Number of Shares:
    Average Common Shares Outstanding                               123,849,126     122,381,500     126,562,354
  Dilutive effect for Nonqualified Stock Options                        374,344         323,367         238,286
                                                                   ------------     -----------     -----------
        Weighted Average Shares                                     124,223,470     122,704,867     126,800,640
                                                                   ------------     -----------     -----------
Net Income to be Used to Compute Diluted Earnings per Share:
    Net Income                                                         $190,849        $176,734        $175,465
                                                                   ------------     -----------     -----------
    Dividend requirements on Preferred Shares                                --             119           3,063
                                                                   ------------     -----------     -----------
    Balance Available for Common Shareholders                          $190,849        $176,615        $172,402
                                                                   ------------     -----------     -----------
Diluted Earnings per Common Share                                         $1.53           $1.43           $1.35
                                                                   ------------     -----------     -----------

COMMON SHARES
Industries has 200,000,000 common shares authorized without par value. The number of common shares authorized was not affected by the two-for-one stock split.

Share Purchase Rights Plan

On February 27, 1990, the Board of Directors of Industries (Board) declared a dividend distribution of one Right for each outstanding common share of Industries to shareholders of record on March 12, 1990. The Rights are not currently exercisable. Each Right, when exercisable, would initially entitle the holder to purchase from Industries one two-hundredth of a share of Series A Junior Participating Preferred Share, without par value, of Industries at a price of $30 per one two-hundredth of a share. In certain circumstances, if an acquirer obtained 25% of Industries' outstanding shares, or merged into Industries or Industries into the acquirer, the Rights would entitle the holders to purchase Industries' or the acquirer's common shares for one-half of the market price. The Rights will not dilute

Industries' common shares nor affect earnings per share unless they become exercisable for common shares. The Plan was not adopted in response to any specific attempt to acquire control of Industries.

Common Share Repurchases

The Board has authorized the repurchase of Industries' common shares. At December 31, 1997, Industries had purchased approximately 44.0 million shares since 1989 at an average price of $14.18 per share. Approximately 8.0 million additional common shares may be repurchase chased under the Board's authorization. The number of shares purchased, additional shares that may be repurchased and average price of shares repurchased have been restated to reflect the two-for-one stock split.

LONG-TERM INCENTIVE PLAN

Industries has two long-term incentive plans for key management employees that were approved by shareholders on April 13, 1988 (1988 Plan) and April 13, 1994 (1994 Plan), each of which provides for the issuance of up to 5.0 million of Industries' common shares to key employees through 1998 and 2004, respectively. At December 31, 1997, there were 9,156 shares and 3,879,500 shares reserved for future awards under the 1988 Plan and 1994 Plan, respectively. The 1988 Plan and 1994 Plan permit the following types of grants, separately or in combination: nonqualified stock options, incentive stock options, restricted stock awards, stock appreciation rights and per formance units. No incentive stock options or performance units were outstanding at December 31, 1997. Under both Plans, the exercise price of each option equals the market price of Industries' common shares on the date of grant. Each option's maximum term is ten years and vests one year from the date of grant.

        The stock appreciation rights (SARs) may be exercised only in tandem with stock options on a one-for-one basis and are payable in cash, Industries' common shares, or a combination thereof. Restricted stock awards are restricted as to transfer and are subject to forfeiture for specific periods from the date of grant. Restrictions on shares awarded in 1995 lapse five years from date of grant and vesting is variable from 0% to 200% of the number awarded, subject to specific earnings per share and stock appreciation goals. Restrictions on shares awarded in 1997 and 1996 lapse two years from date of grant and vesting is variable from 0% to 100% of the number awarded, subject to specific performance goals. If a participant's employment is terminated prior to vesting other than by reason of death, disability or retirement, restricted shares are forfeited. There were 542,666, 524,000 and 661,000 restricted shares outstanding at December 31, 1997, 1996 and 1995, respectively.

        The Industries' Nonemployee Director Stock Incentive Plan, which was approved by shareholders, provides for the issuance of up to 200,000 of Industries' common shares to nonemployee directors of Industries. The Plan provides for awards of common shares which vest in 20% per year increments, with full vesting after five years. The Plan also allows the award of nonqualified stock options in the future. If a director's service on the Board is terminated for any reason other than death or disability, any common shares not vested as of the date of termination are forfeited. As of December 31, 1997, 65,500 shares were issued under the Plan.

        Industries accounts for these plans under Accounting Principles Board Opinion No. 25, under which no compensation cost has been recognized for nonqualified stock options. The compensation cost that has been charged against net income for restricted stock awards was $1.8 million and $2.1 million for the year ending December 31, 1997 and 1996, respectively. Had compensation cost for stock options been determined consistent with SFAS No. 123 "Accounting for Stock-Based Compensation," Industries' net income and earnings per average common share would have been reduced to the following pro forma amounts:

Year Ended December 31,                                      1997           1996
                                           (In thousands, except per share amounts)
Net Income:
        As reported                                        $190,849        $176,734
        Pro forma                                           189,999         176,087
Earnings Per Average Common Share:
        Basic:
             As reported                                      $1.54           $1.44
             Pro forma                                         1.53            1.43

        Diluted:
             As reported                                      $1.53           $1.43
             Pro forma                                         1.52            1.43


        The fair value of each option granted used to determine pro forma net income is estimated as of the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in the years ended December 31, 1997 and 1996, respectively: risk-free interest rate of 6.29% and 6.39%, expected dividend yield of $0.87 and $0.84 per share, expected option term of five and one-quarter years and five years and expected volatility of 12.7% and 13.2%.

        Changes in outstanding shares under option and SARs for 1995, 1996 and 1997, are as follows:

                                                   Nonqualified            Nonqualifed Stock
                                                  Stock Options            Options With SARs
                                             ----------------------      --------------------
                                                 Weighted Average                     Option
        Year Ended December 31, 1995          Options  Option Price        Options    Price
---------------------------------------------------------------------------------------------
Balance at beginning of year                 2,181,700    $13.33            19,800     $5.47
  Granted                                      564,900    $16.20                --
  Exercised                                   (519,700)   $12.34            (8,600)    $5.47
  Cancelled                                    (24,800)   $12.21                --
                                             ---------                      ------
Balance at end of year                       2,202,100    $14.31            11,200     $5.47
                                             ---------                      ------
Shares exercisable                           1,647,200    $13.68            11,200     $5.47
                                             ---------                      ------
Weighted average fair value of options
  granted                                        $1.95
                                             ---------

                                                 Weighted Average                     Option
        Year Ended December 31, 1996          Options  Option Price        Options    Price
---------------------------------------------------------------------------------------------
Balance at beginning of year                 2,202,100    $14.31            11,200     $5.47
  Granted                                      556,600    $18.91                --
  Exercised                                   (368,000)   $14.51                --
  Cancelled                                    (29,800)   $16.88                --
                                             ---------                      ------
 Balance at end of year                      2,360,900    $15.33            11,200     $5.47
                                             ---------                      ------
Shares exercisable                           1,812,300    $14.25            11,200     $5.47
                                             ---------                      ------
Weighted average fair value of options
  granted                                        $2.50
                                             ---------


                                                 Weighted Average                     Option
        Year Ended December 31, 1997          Options  Option Price        Options    Price
---------------------------------------------------------------------------------------------
Balance at beginning of year                 2,360,900    $15.33            11,200     $5.47
  Granted                                      533,600    $20.64                --
  Exercised                                   (330,400)   $15.29                --
  Cancelled                                    (28,700)   $19.21                --
                                             ---------                      ------
Balance at end of year                       2,535,400    $16.41            11,200     $5.47
                                             ---------                      ------
Shares exercisable                           2,006,800    $15.30            11,200     $5.47
                                             ---------                      ------
Weighted average fair value of options
  granted                                        $2.66
                                             ---------

        The following table summarizes information about non-qualified stock options at December 31, 1997:

                              OPTIONS OUTSTANDING
                              -------------------
   Range of          Number Outstanding        Weighted Average           Weighted Average
  Option Price      at December 31, 1997    Remaining Contractual Life      Option Price
$ 5.47 to $ 8.53           160,600                 2.08 years                  $ 8.34
$11.47 to $15.16           684,000                 5.35 years                  $13.30
$16.59 to $20.64         1,690,800                 8.18 years                  $18.44
----------------         ---------                 ----------                  ------
$ 5.47 to $20.64         2,535,400                 7.03 years                  $16.41

                              OPTIONS EXERCISABLE
                              -------------------

            Range of           Number Exercisable     Weighted Average
          Option Price        at December 31, 1997      Option Price
        $ 5.47 to $ 8.53             160,600               $ 8.34
        $11.47 to $15.16             684,000               $13.30
        $16.59 to $18.91           1,162,200               $17.44
        ----------------           ---------               ------
        $ 5.47 to $18.91           2,006,800               $15.30
                                   ---------

LONG-TERM DEBT

The sinking fund requirements of long-term debt outstanding at December 31, 1997 (including the maturity of Northern Indiana's first mortgage bonds: Series T, 7.50%, due April 1, 2002; Northern Indiana's medium-term notes due from March 20, 2000 to June 12, 2002; and NDC Douglas Properties, Inc.'s notes payable due December 22, 1999 and August 15, 2002; IWC's first mortgage bonds: Series 5.20%, due May 1, 2001 and Series 8.00%, due December 15, 2001; and IWCR's senior notes payable, due March 15, 2001), for each of the four years subsequent to December 31, 1998 are as follows:



                           Year Ending December 31,
                           ------------------------
                       1999                $  7,744,133
                       2000                $163,164,203
                       2001                $ 52,697,115
                       2002                $ 63,997,185
                       --------------------------------

     Unamortized debt expense, premium and discount on long-term debt applicable to outstanding bonds are being amortized over the lives of such bonds. Reacquisition premiums are being deferred and amortized.

     Northern Indiana's Indenture dated August 1, 1939, as amended and supplemented, securing the first mortgage bonds issued by Northern Indiana, constitutes a direct first mortgage lien upon substantially all property and franchises, other than expressly excepted property, owned by Northern Indiana.

     On May 28, 1997, Northern Indiana was authorized to issue and sell up to $217,692,000 of its Medium-Term Notes, Series E, with various maturities, for purposes of refinancing certain first mortgage bonds and medium-term notes. As of December 31, 1997, $139.0 million of the medium-term notes had been issued with various interest rates and maturities. The proceeds from these issuances were used to pay short-term debt incurred to redeem its First Mortgage Bonds, Series N, and to pay at maturity various issues of Medium-Term Notes, Series D.

     IWC's first mortgage bonds are secured by its utility plant. Provisions of trust indentures related to the 8% Series Bonds require annual sinking or improvement payments amounting to 1/2% of the maximum aggregate amount outstanding. As permitted, this requirement has been satisfied by substituting a portion of permanent additions to utility plant.

     On February 13, 1996, Capital Markets issued $75 million of 7 3/4% Junior Subordinated Deferrable Interest Debentures, Series A, due March 31, 2026 (Debentures) pursuant to an underwritten public offering. Proceeds from the sale of the Debentures were used to pay short-term debt incurred to redeem on January 12, 1996 Industries' $35 million of 8.75% Preferred Shares, pursuant to mandatory redemption, and to pay other short-term debt of Capital Markets.

     Between March 27, 1997 and May 7, 1997, Capital Markets issued and sold $300 million of medium-term notes with various interest rates and maturities. The proceeds from these issuances were used for the purchase of IWCR and to pay outstanding short-term obligations of Capital Markets.

     On December 1, 1997, Capital Markets issued $75 million of 6.78% Senior Notes due December 1, 2027. Proceeds from the sale of these notes were primarily used to pay Capital Markets' Zero Coupon Notes which matured December 1, 1997. The remaining balance of the proceeds will be used for Industries' general corporate purposes.

     The obligations of Capital Markets are subject to a Support Agreement between Industries and Capital Markets, under which Industries has committed to make payments of interest and principal on Capital Markets' securities in the event of a failure to pay by Capital Markets. Restrictions in the Support Agreement prohibit recourse on the part of Capital Markets' investors against the stock and assets of Northern Indiana. Under the terms of the Support Agreement, in addition to the cash flow of cash dividends paid to Industries by any of its consolidated subsidiaries, the assets of Industries, other than the stock and assets of Northern Indiana, are available as recourse to holders of Capital

Markets' securities. The carrying value of the assets of Industries, other than the stock and assets of Northern Indiana, reflected in the consolidated financial statements of Industries, is approximately $1.3 billion at December 31, 1997.

CURRENT PORTION OF LONG-TERM DEBT

     At December 31, 1997 and 1996, Industries' current portion of long-term debt due within one year was as follows:

                                                  December 31,  December 31,
                                                         1997           1996
                                                  ------------  ------------
                                                      (Dollars in thousands)
    First mortgage bonds                               $14,509      $ 25,747
    Medium-term notes--
      Interest rates between 5.83%
       and 5.95% with a weighted
       average interest rate of 5.86%
       and maturities between April 6,
       1998 and April 13, 1998                          35,000        40,000
    Zero Coupon Notes                                       --        67,731
    Notes payable--
      Interest rates between 6.72% and
       9.00% with a weighted average
       interest rate of 7.76% and
       maturities between January 1,
       1998 and December 22, 1998                        3,612         5,033
    Term loan facility                                      --         6,041
    Sinking funds due within one year                    1,500         1,500
                                                       -------      --------
      Total current portion of long-term debt          $54,621      $146,052
                                                       -------      --------

SHORT-TERM BORROWINGS

     Northern Indiana and Capital Markets make use of commercial paper to fund short-term working capital requirements.

     Northern Indiana has a $250 million revolving Credit Agreement with several banks which terminates August 19, 1999. As of December 31, 1997, there were no borrowings outstanding under this agreement. In addition, Northern Indiana has $14.2 million in lines of credit which run to May 31, 1998. The credit pricing of each of the lines varies from either the lending banks' commercial prime or market rates. Northern Indiana has agreed to compensate the participating banks with arrangements that vary from no commitment fees to a combination of fees which are mutually satisfactory to both parties. As of December 31, 1997, there were no borrowings under these lines of credit. The Credit Agreement and lines of credit are also available to support the issuance of commercial paper.

     Northern Indiana also has $273.5 million of money market lines of credit. As of December 31, 1997 and 1996, $47.5 million and $79.0 million of borrowings were outstanding under these lines of credit.

     Northern Indiana has a $50 million uncommitted finance facility. At December 31, 1997, there were no borrowings outstanding under this facility.

     Capital Markets has a $150 million revolving Credit Agreement which will terminate August 19, 1999. This facility provides short-term financing flexibility to Industries and also serves as the back-up instrument for a commercial paper program. As of December 31, 1997, there were no borrowings outstanding under this agreement.

     Capital Markets also has $130 million of money market lines of credit. As of December 31, 1997 and 1996, $20.1 million and $27.0 million, respectively, of borrowings were outstanding under these lines of credit.

     IWCR and its subsidiaries have lines of credit with banks aggregating $73.7 million. At December 31, 1997, $48.9 million of borrowings were outstanding under these lines of credit.

     At December 31, 1997 and 1996, Industries' short-term borrowings were as follows:

                                              December 31,          December 31,
                                                      1997                  1996
                                              ------------          ------------
                                                          (Dollars in thousands)
Commercial paper--
  Weighted average interest rate of
    6.32% at December 31, 1997                     $88,500              $313,205
Notes payable--
  Issued at interest rates between 6.03%
    and 8.50% with a weighted average
    interest rate of 6.22% and various
    maturities between January 5, 1998
    and January 23, 1998                           116,469               106,000
Standby loan facility                                   --                 4,949
Revolving loan facility                              7,670                 1,831
                                                  --------              --------
    Total short-term borrowings                   $212,639              $425,985
                                                  --------              --------

OPERATING LEASES

On April 1, 1990, Northern Indiana entered into a twenty-year agreement for the rental of office facilities from Development at a current annual rental payment of approximately $3.4 million.

     The following is a schedule, by years, of future minimum rental payments, excluding those to associated companies, required under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 1997:

Year Ending December 31,                  (In thousands)
--------------------------------------------------------
1998                                            $ 15,245
1999                                              13,968
2000                                              13,499
2001                                              13,287
2002                                              50,106
Later years                                       82,647
                                                --------
Total minimum payments required                 $188,752
                                                --------

     The consolidated financial statements include rental expense for all operating leases as follows:

Year Ending December 31,                  (In thousands)
--------------------------------------------------------
1997                                              $8,839
1996                                               8,121
1995                                               8,450

COMMITMENTS

Industries estimates that approximately $1.019 billion will be expended for construction purposes for the period from January 1, 1998 to December 31, 2002. Substantial commitments have been made by the Utilities in connection with their programs.

     Northern Indiana has entered into a service agreement with Pure Air, a general partnership between Air Products and Chemicals, Inc. and Mitsubishi Heavy Industries America, Inc., under which Pure Air provides scrubber services to reduce sulfur dioxide emissions for Units 7 and 8 at Bailly Generating Station. Services under this contract commenced on June 15, 1992 with annual charges approximating $20 million. The agreement provides that, assuming various performance standards are met by Pure Air, a termination payment would be due if Northern Indiana terminates the agreement prior to the end of the twenty-year contract period.

     Northern Indiana has entered into an agreement with IBM to perform all data center, application development and maintenance and desktop management of Northern Indiana.

PRIMARY ENERGY

     Primary arranges energy-related projects for large energy-intensive facilities and has entered into certain commitments with these projects. Primary offers large energy customers, nationwide, expertise in managing the engineering, construction, operation and maintenance of these energy-related projects. Primary is the parent of the following subsidiaries: Harbor Coal Company (Harbor Coal); North Lake Energy Corporation (North Lake); Lakeside Energy Corporation (LEC); Portside Energy Corporation (Portside); and Cokenergy, Inc (CE).

     Harbor Coal has invested in a partnership to finance, construct, own and operate a $65 million pulverized coal injection facility which began commercial operation in August 1993. The facility receives raw coal, pulverizes it and delivers it to Inland Steel Company (Inland Steel) for use in the operation of its blast furnaces. Harbor Coal is a 50% partner in the project with an Inland Steel affiliate. Industries has guaranteed the payment and performance of the partnership's obligations under a sale and leaseback of a 50% undivided interest in the facility.

     North Lake has entered into a lease for the use of a 75-megawatt energy facility located at Inland Steel. The facility uses steam generated by Inland Steel to produce electricity which is delivered to Inland Steel. The facility began commercial operation in May 1996. Industries has guaranteed North Lake's obligations relative to the lease and certain obligations to Inland Steel relative to the project.

     LEC has entered into a lease for the use of a 161-megawatt energy facility located at USS Gary Works. The facility processes high-pressure steam into electricity and low-pressure steam for delivery to USX Corporation-US Steel Group. The fifteen-year tolling agreement with US Steel commenced on April 16, 1997 when the facility was placed in commercial operation. Capital Markets guarantees LEC's security deposit obligations relative to the lease and certain limited LEC obligations to the lessor.

     Portside has entered into an agreement with National Steel Corporation (National) to utilize a new 63-megawatt energy facility at National's Midwest Division to process natural gas into electricity, process steam and heated water for a fifteen-year period. Portside has entered into a lease with a third-party lessor for use of the facility. Industries has guaranteed certain Portside obligations to the lessor. Construction of the project began in June 1996 and the facility began commercial operation on September 26, 1997.

     CE has entered into a fifteen-year service agreement with Inland Steel and the Indiana Harbor Coke Company, LP (Harbor Coke), a subsidiary of Sun Company, Inc. This agreement provides that CE will utilize a new energy facility at Inland Steel's Indiana Harbor Works to scrub flue gases and recover waste heat from the coke facility being constructed by Harbor Coke and produce process steam and electricity from the recovered heat which will be delivered to Inland Steel. CE intends to lease these facilities, once constructed, from a third party. Additionally, CE has entered into an interim agreement, which expires when the lease is established with the third party lessor, under which CE is acting as agent to design, construct and start up the facilities. Capital Markets anticipates guaranteeing certain CE obligations relative to the anticipated lease. Construction of the project began in January 1997. The facility is scheduled to be operational in June 1998.

     Primary has advanced approximately $107 million and $42 million, at December 31, 1997 and December 31, 1996, respectively, to the lessors of the energy related projects discussed above. These net advances are included in "Other Receivables" in the Consolidated Balance Sheet and as a component of operating activities in the Consolidated Statement of Cash Flows.

     Primary is evaluating other potential projects with Northern Indiana customers as well as with potential customers outside of Northern Indiana's service territory. Projects under consideration include those which use industrial by-product fuels and natural gas.

PURCHASE OF IWC RESOURCES CORPORATION

On March 25, 1997, Industries acquired all the outstanding common stock of IWCR for $290.5 million. Industries financed this transaction with debt of approximately $83.0 million and issuance of approximately 10.6 million Industries' common shares. Industries accounted for the acquisition as a purchase. The purchase price was allocated to the assets and liabilities acquired based on their fair values.

     Following is a summary of the assets acquired and liabilities assumed in the acquisition of IWCR:

                                                              (In thousands)
-------------------------------------
Assets acquired:
  Utility plant (net of accumulated depreciation)                 $474,845
  Other property and investments                                    26,526
  Other current assets                                              34,826
  Intangible assets                                                 63,761
  Other noncurrent assets                                           19,587
                                                                  --------
                                                                   619,545
Less Liabilities assumed:
  Long-term debt                                                   112,185
  Preferred stock                                                    4,497
  Short-term borrowings                                             28,329
  Other current liabilities                                         23,315
  Customer advances and contributions in aid of construction        86,175


  Other noncurrent liabilities                                      74,507
                                                                  --------
                                                                   329,008
                                                                  --------
  Net assets acquired                                             $290,537
                                                                  --------

     IWCR's largest subsidiary, IWC, provides water service to approximately 246,600 customers in Indianapolis and adjacent counties. In addition, IWCR owns an underground utility locating and marking service business and one of the nation's major gas pipeline construction companies.

PURCHASE OF BAY STATE GAS COMPANY

On December 18, 1997, Industries and Bay State Gas Company (Bay State) signed a definitive merger agreement under which Industries will acquire all of the common stock of Bay State in a stock-for-stock transaction valued at $40 per Bay State share. The transaction is valued at approximately $780 million ($540 million in equity and $240 million in debt and preferred stock). Bay State shareholders will have the option of taking up to 50 percent of the total purchase price in cash. Consummation of the merger is subject to certain closing conditions, including the approval by the shareholders of Bay State as well as the Securities and Exchange Commission, FERC and state regulatory agencies in Massachusetts, New Hampshire and Maine. The transaction is expected to be completed in late 1998.

     Bay State, one of the largest natural gas utilities in New England, provides natural gas distribution service to more than 30 0,000 customers in Massachusetts, New Hampshire and Maine. The combined company will be one of the 10 largest natural gas distribution systems in the nation, servicing more than 1 million gas customers. In addition, Industries and Bay State anticipate entering into a joint marketing agreement early in 1998 that will expand the operations of Bay State's non-regulated energy service companies.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

     Cash and cash equivalents: The carrying amount approximates fair value because of the short maturity of those instruments.

     Investments: The fair value of some investments is estimated based on market prices for those or similar investments.

     Long-term debt/Preferred stock: The fair value of long-term debt and preferred stock is estimated based on the quoted market prices for the same or similar issues or on the rates offered to Industries for securities of the same remaining maturities. Certain premium costs associated with the early settlement of long-term debt are not taken into consideration in determining fair value.

     The carrying values and estimated fair values of Industries' financial instruments are as follows:

                                                   December 31, 1997         December 31, 1996
----------------------------------------------------------------------------------------------
                                                           Estimated                 Estimated
                                               Carrying         Fair     Carrying         Fair
                                                 Amount        Value       Amount        Value
----------------------------------------------------------------------------------------------
                                                                  (In thousands)
Cash and cash equivalents                       $30,780      $30,780      $26,333      $26,333
Investments                                      32,625       32,886       30,003       33,019
Long-term debt (including current portion)    1,722,546    1,718,897    1,273,158    1,220,492
Preferred stock                                 146,289      139,814      144,200      126,379

The majority of the long-term debt relates to utility operations. The Utilities are subject to regulation and gains or losses may be included in rates over a prescribed amortization period, if in fact settled at amounts approximating those above.

CUSTOMER CONCENTRATIONS

Industries' utility subsidiaries supply natural gas, electric energy and water. Natural gas and electric energy are supplied to the northern third of Indiana. The Water Utilities serve central Indiana. Although the Energy Utilities have a diversified base of residential and commercial customers, a substantial portion of their electric and gas industrial deliveries are dependent upon the basic steel industry. The following table shows the basic steel industry percentage of gas revenue (including transportation services) and electric revenue for 1997, 1996 and 1995:

Basic Steel Industry                           1997        1996        1995
---------------------------------------------------------------------------
Gas revenue percent                               4%          1%          5%
Electric revenue percent                         20%         22%         22%

QUARTERLY FINANCIAL DATA
The following data summarize certain operating results for each of the quarters of 1997 and 1996:

1997 Quarters Ended                         March 31          June 30         Sept. 30           Dec. 31
-------------------                         --------          --------        --------           --------
                                                 (Dollars in thousands, except per share amounts)
Operating revenues                          $659,950          $523,186        $596,315           $807,090
Operating expenses                           531,364           449,238         509,905            685,481
                                            --------          --------        --------           --------
Operating income                             128,586            73,948          86,410            121,609
Other income (deductions)                      6,367             4,518           3,326                408
Interest and other charges                    28,071            33,607          34,084             33,536
Income taxes                                  36,044            16,623          19,783             32,575
                                            --------          --------        --------           --------
Net income                                    70,838            28,236          35,869             55,906
Dividend requirements on preferred shares         --                --              --                 --
                                            --------          --------        --------           --------
Balance available for common shareholders   $ 70,838          $ 28,236        $ 35,869           $ 55,906
                                            ========          ========        ========           ========
Basic earnings per average common
  share(a)(b)                               $   0.59          $   0.22        $   0.28           $   0.44
                                            ========          ========        ========           ========
Diluted earnings per average common
  share(a)(b)                               $   0.59          $   0.22        $   0.28           $   0.44
                                            ========          ========        ========           ========
Market price for the quarter:(a)
  High                                      $ 20.125          $ 21.125        $ 21.282           $ 24.938
  Low                                       $ 19.000          $ 19.438        $ 20.344           $ 21.063

1996 Quarters Ended                         March 31           June 30        Sept. 30            Dec. 31
-------------------                         --------          --------        --------           --------
                                                   (Dollars in thousands, except per share amounts)
Operating revenues                          $615,421          $398,742        $393,712           $580,074
Operating expenses                           479,359           333,390         317,088            471,804
                                            --------          --------        --------           --------
Operating income                             136,062            65,352          76,624            108,270
Other income (deductions)                        (43)            2,228           5,338              4,464
Interest and other charges                    28,076            28,587          28,645             29,128
Income taxes                                  40,457            15,564          18,907             32,197
                                            --------          --------        --------           --------
Net income                                    67,486            23,429          34,410             51,409
                                            --------          --------        --------           --------
Dividend requirements on preferred shares        119                --              --                 --
                                            --------          --------        --------           --------
Balance available for common shareholders   $ 67,367          $ 23,429        $ 34,410           $ 51,409
                                            ========          ========        ========           ========
Basic earnings per average common
  share(a)(b)                               $   0.54          $   0.19        $   0.28           $   0.42
                                            ========          ========        ========           ========
Diluted earnings per average common
  share(a)(b)                               $   0.54          $   0.19        $   0.28           $   0.42
                                            ========          ========        ========           ========
Market price for the quarter:(a)
  High                                      $ 19.563          $ 20.125        $ 20.125           $ 19.938
  Low                                       $ 17.938          $ 17.625        $ 17.875           $ 17.938

(a) Amounts restated to reflect two-for-one stock split.
(b) Because of the combined mathematical effect of common shares repurchased and issued and the cyclical nature of net income during the year, the sum of earnings per share for any four quarterly periods may vary slightly from the earnings per share for the equivalent twelve-month period.

SEGMENTS OF BUSINESS
Industries' primary businesses provide natural gas, electric energy, water and energy/utility-related products and services. The reportable items for these segments for the years 1997, 1996 and 1995 are as follows:

                                                       1997            1996              1995
                                                                (In thousands)
Operating information--
  Gas operations:
  Operating revenues                                $  807,239       $  799,395       $  691,402
    Operating expenses                                 719,453          702,735          605,805
                                                    ----------       ----------       ----------
    Operating income                                    87,786           96,660           85,597
                                                    ----------       ----------       ----------
  Electric operations:
    Operating revenues                               1,017,083        1,022,231        1,030,923
    Operating expenses                                 705,296          721,603          723,159
                                                    ----------       ----------       ----------
    Operating income                                   311,787          300,628          307,764
                                                    ----------       ----------       ----------
  Water operations:
    Operating revenues                                  60,743               --               --
    Operating expenses                                  42,845               --               --
                                                    ----------       ----------       ----------
    Operating income                                    17,898               --               --
                                                    ----------       ----------       ----------
  Products and Services operations:
    Energy marketing:
      Operating revenues                               533,810           91,869            7,892
      Operating expenses                               533,728           95,499           16,298
                                                    ----------       ----------       ----------
      Operating income                                      82           (3,630)          (8,406)
                                                    ----------       ----------       ----------
    Other:
      Operating revenues                               167,666           74,453           39,091
      Operating expenses                               174,666           81,803           42,169
                                                    ----------       ----------       ----------
      Operating income                                 (7,000)           (7,350)          (3,078)
                                                    ----------       ----------       ----------
      Total                                            410,553          386,308          381,877
  Other income, net                                     14,619           11,986            1,471
  Less--interest and other charges                     129,298          114,435          105,986
  Less--income taxes                                   105,025          107,125          101,897
                                                    ----------       ----------       ----------
Net income per Consolidated Statement
  of Income                                            190,849          176,734          175,465
Dividend requirements on preferred shares                   --              119            3,063
                                                    ----------       ----------       ----------
Balance available for common shareholders           $  190,849       $  176,615       $  172,402
                                                    ==========       ==========       ==========
Other information--
  Depreciation and amortization expense:
    Electric                                        $  153,843       $  146,444       $  139,432
    Gas                                                 73,017           68,584           61,705
    Water                                                5,311               --               --
    Products and Services                               17,633           18,965            5,822
                                                    ----------       ----------       ----------
      Total                                         $  249,804       $  233,993       $  206,959
                                                    ==========       ==========       ==========
  Construction expenditures:
    Electric                                        $  115,012       $  146,659       $  132,273
    Gas                                                 64,009           61,222           60,693
    Water                                               39,910               --               --
                                                    ----------       ----------       ----------
      Total                                         $  218,931       $  207,881       $  192,966
                                                    ==========       ==========       ==========
Investment information--
  Identifiable assets(a):
    Electric                                        $2,507,905       $2,575,995       $2,586,122
    Gas                                                965,473        1,006,270          890,192
    Water                                              510,177               --               --
                                                    ----------       ----------       ----------
      Total                                          3,983,555        3,582,265        3,476,314
  Other corporate assets                               953,478          706,618          523,206
                                                    ----------       ----------       ----------
    Total assets                                    $4,937,033       $4,288,883       $3,999,520
                                                    ==========       ==========       ==========

(a) Utility plant less accumulated provision for depreciation and amortization, materials and supplies, electric production fuel, natural gas in storage, fuel and gas cost adjustment clauses, unamortized R. M. Schahfer Units 17 and 18 carrying charges and deferred depreciation, Bailly scrubber carrying charges and deferred depreciation, and FERC Order No. 636 transition costs.

Report of Independent Public Accountants

To the Board of Directors of NIPSCO Industries, Inc.:

We have audited the accompanying consolidated balance sheet and consolidated statements of capitalization and long-term debt of NIPSCO Industries, Inc. (an Indiana corporation) and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, common shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These consolidated financial statements and the schedules referred to below are the responsibility of Industries' management. Our responsibility is to express an opinion on these consolidated financial statements and schedules based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NIPSCO Industries, Inc. and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

     Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedules appearing in Exhibit 99.2 and Exhibit 99.3 are presented for purposes of complying with the Securities and Exchange Commission's rules and are not part of the basic financial statements. These schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly state in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

Chicago, Illinois
January 30, 1998                                  Arthur Andersen LLP


                       SELECTED SUPPLEMENTAL INFORMATION

GAS STATISTICS

           Year Ended December 31,          1997            1996            1995
------------------------------------------------        --------        --------
Operating Revenues ($000's):
  Residential (including home heating)  $479,461        $422,646        $407,233
  Commercial                             164,359         141,193         132,647
  Industrial                              78,531          70,062          63,355
  Gas transported for others              43,226          33,536          64,255
  Other*                                  41,662         131,958          23,912
                                      ----------      ----------      ----------
    Total                               $807,239        $799,395        $691,402
                                      ==========      ==========      ==========

Deliveries in dth (000's):
  Residential (including home heating)    79,816          84,146          77,536
  Commercial                              31,640          32,164          29,268
  Industrial                              16,989          17,732          16,260
  Gas transported for others             203,728         194,397         191,571
  Other                                   14,201           8,263           1,301
                                      ----------      ----------      ----------
    Total                                346,374         336,702         315,936
                                      ==========      ==========      ==========

Customers Served--End of Year:
  Residential (including home heating)   669,833         659,742         648,207
  Commercial                              55,124          54,300          53,254
  Industrial                               4,408           4,234           4,185
  Other                                       84              80              75
                                      ----------      ----------      ----------
    Total                                729,449         718,356         705,721
                                      ==========      ==========      ==========

*Includes deferred gas cost revenue of $(11,075), $95,843 and $11,351, respectively.

                       SELECTED SUPPLEMENTAL INFORMATION

ELECTRIC STATISTICS

           Year Ended December 31,          1997            1996            1995
--------------------------------------  --------        --------        --------
Operating Revenues ($000's):
  Residential                           $272,619        $269,906        $276,575
  Commercial                             253,299         247,808         244,776
  Industrial                             416,741         428,273         430,579
  Street lighting                          8,697           8,549           8,428
  Sales for resale                        44,958          43,272          40,425
  Other**                                 20,769          24,423          30,140
                                      ----------      ----------      ----------
    Total                             $1,017,083      $1,022,231      $1,030,923
                                      ==========      ==========      ==========

Sales in kilowatt-hours (000's):
  Residential                          2,723,990       2,700,234       2,797,247
  Commercial                           2,974,703       2,886,940       2,863,879
  Industrial                           8,971,926       9,318,353       9,552,777
  Street lighting                         57,764          56,413          55,515
  Sales for resale                     1,178,847       1,678,346       1,574,041
  Other                                   84,935         100,265          80,894
                                      ----------      ----------      ----------
    Total                             15,992,165      16,740,551      16,924,353
                                      ==========      ==========      ==========

Customers Served--End of Year:
  Residential                            368,907         365,011         360,425
  Commercial                              43,802          42,911          42,228
  Industrial                               2,764           2,725           2,697
  Other                                      861             874             873
                                      ----------      ----------      ----------
    Total                                416,334         411,521         406,223
                                      ==========      ==========      ==========

**Includes deferred fuel cost revenue of $(5,223), $1,980 and $8,688, respectively.

WATER STATISTICS

           Year Ended December 31,          1997            1996            1995
------------------------------------------------        --------        --------
Operating Revenues ($000's):***
  Residential                            $39,570        $      -        $      -
  Commercial                              14,763               -               -
  Industrial                               3,015               -               -
  Other                                    3,395               -               -
                                         -------        --------        --------
    Total                                $60,743        $      -        $      -
                                         =======        ========        ========

Sales in millions of gallons (000's):***
  Residential                             18,095               -               -
  Commercial                              10,345               -               -
  Industrial                               3,310               -               -
  Other                                    3,816               -               -
                                         -------        --------        --------
    Total                                 35,566               -               -
                                         =======        ========        ========

Customers Served--End of Year:
  Residential                            225,627               -               -
  Commercial                              17,083               -               -
  Industrial                                 347               -               -
  Other                                    3,586               -               -
                                         -------        --------        --------
    Total                                246,643               -               -
                                         =======        ========        ========

***Amounts are for the period April 1997 through December 1997.

                  Year Ended December 31,                                              1997            1996            1995
--------------------------------------------------------------
Operating Revenues
   Gas ($000's)                                                                       $807,239        $799,395       $691,402
   Electric ($000's)                                                                 1,017,083       1,022,231      1,030,923
   Water ($000's)                                                                       60,743              --             --
   Products and Services ($000's)                                                      701,476         166,322         46,983
                                                                                    ----------      ----------     ----------
     Total Operating Revenues ($000's)                                              $2,586,541      $1,987,948     $1,769,308
Operating Margin ($000's)                                                           $1,210,927      $1,115,965     $1,074,820
Operating Income ($000's)                                                             $410,553        $386,308       $381,877
Net Income ($000's)                                                                   $190,849        $176,734       $175,465
Shares outstanding at year enda                                                    124,312,664     119,611,322    124,759,192
Number of common shareholders                                                           37,373          35,339         37,299
Basic earnings per average common sharea                                                 $1.54           $1.44          $1.36
Diluted earnings per average common sharea                                               $1.53           $1.43          $1.35

Return on average common equity                                                           16.1%           15.9%          15.5%
Times interest earned (pre-tax)                                                           3.43            3.55           3.75
Dividends paid per sharea                                                                $0.90           $0.84          $0.78
Dividend payout ratio                                                                     58.4%           58.3%          57.4%
Market values during the year:a
   High                                                                                $24.938         $20.125        $19.250
   Low                                                                                 $19.000         $17.625        $14.625
   Close                                                                               $24.719         $19.813        $19.125
Book value of common sharesa                                                            $10.17           $9.20          $9.00
Market-to-book ratio at year enda                                                        243.1%          215.4%         212.5%

Total Assets ($000's)                                                               $4,937,033      $4,288,883     $3,999,520
Utility construction expenditures ($000's)b                                           $218,931        $207,881       $192,966
Capitalization:
  Common shareholders' equity ($000's)                                              $1,264,788      $1,100,501     $1,122,215
  Preferred and preference stock-
     Northern Indiana Public Service Company:
        Series without mandatory redemption
          provision ($000's)                                                           $81,123         $81,126        $81,325
        Series with mandatory redemption
          provisions ($000's)                                                          $58,841         $61,246        $63,651
     NIPSCO Industries, Inc.:
        Series with mandatory redemption
          provision ($000's)                                                        $       --       $      --        $35,000
     Indianapolis Water Company:
        Series without mandatory redemption
          provision ($000's)                                                            $4,497       $      --       $     --
Long-Term debt ($000's)                                                             $1,667,925      $1,127,106     $1,175,728
                                                                                   -----------      ----------     ----------
     Total Capitalization ($000's)                                                 $ 3,077,174      $2,369,979     $2,477,919
Number of employees                                                                      5,984           4,168          4,356

Notes: /a/Amounts restated to reflect two-for-one stock split.            /b/Including AFUDC.



        1994           1993           1992           1991           1990           1989           1988           1987
------------   ------------   ------------   ------------   ------------   ------------   ------------   ------------
$    681,909   $    714,229   $    666,221   $    601,920   $    625,159   $    677,262   $    620,723   $    581,130
     994,492        963,643        916,135        933,241        895,836        882,303        903,461        870,499
          --             --             --             --             --             --             --             --
      91,628         59,387             --             --             --             --             --             --
------------   ------------   ------------   ------------   ------------   ------------   ------------   ------------
$  1,768,029   $  1,737,259   $  1,582,356   $  1,535,161   $  1,520,995   $  1,559,565   $  1,524,184   $  1,451,629
$  1,014,566   $  1,001,542   $    927,089   $    919,951   $    885,262   $    900,035   $    863,213   $    777,573
$    353,452   $    355,918   $    246,217   $    254,354   $    247,777   $    252,807   $    257,923   $    192,415
$    163,987   $    156,140   $    136,648   $    133,388   $    125,361   $     72,112c  $    103,449   $     38,876
 127,810,778    131,657,676    131,516,700    133,343,230    137,748,458    138,738,984    146,620,420    146,486,200
      39,172         41,038         38,097         39,346         41,285         43,763         47,324         50,074
$       1.24   $       1.15   $       1.00   $       0.97   $       0.90   $       0.50c  $       0.70   $       0.26
$       1.23   $       1.15   $       0.99   $       0.96   $       0.89   $       0.49c  $       0.70   $       0.26

       14.6%          14.4%          13.1%          12.9%          12.7%           7.2%c         10.4%           4.1%
        3.56           3.47           3.17           2.93           2.81           2.02c          2.38           1.65
$       0.72   $       0.66   $       0.62   $       0.58   $       0.52   $       0.42   $       0.30   $       0.08
       58.1%          57.4%          62.0%          59.8%          57.8%          84.0%c         42.9%          30.8%

$     16.500    $    17.438   $     13.313   $     13.500   $      9.625   $      9.813   $      7.063   $      6.500
$     13.063    $    13.063   $     11.250   $      9.250   $      7.875   $      6.563   $      4.313   $      4.000
$     14.875         16.438   $     13.250   $     12.875   $      9.438   $      9.688   $      6.938   $      4.250
$       8.67    $      8.31   $       7.87   $       7.59   $       7.30   $       6.96   $       7.02   $       6.56
      171.6%         197.8%         168.4%         169.6%         129.3%         139.2%          98.9%          64.8%

$  3,947,138   $  3,912,324   $  3,807,941   $  3,647,557   $  3,625,181   $  3,657,718   $  3,684,721   $  3,821,690
$    202,245   $    180,852   $    172,329   $    168,958   $    152,280   $    150,786   $    116,874   $    156,750

$  1,107,848   $  1,094,672   $  1,034,530   $  1,011,666   $  1,005,982   $    965,437   $  1,028,554   $    961,562


$     86,389   $     97,753   $     97,917   $     98,710   $     99,374   $     99,874   $     99,937   $    191,392
$     66,057   $     68,462   $     70,668   $     53,978   $     59,358   $     66,309   $     75,189   $    105,395

$     35,000   $     35,000   $     35,000   $     35,000   $     35,000   $         --   $         --   $         --

$         --   $         --   $         --   $         --   $         --   $         --   $         --   $         --
$  1,180,338   $  1,192,500   $  1,054,454   $  1,068,708   $  1,165,682   $  1,261,760   $  1,308,303   $  1,401,326
------------   ------------   ------------   ------------   ------------   ------------   ------------   ------------
$  2,475,632   $  2,488,387   $  2,292,569   $  2,268,062   $  2,365,396   $  2,393,380   $  2,511,983   $  2,659,675
       4,441          4,602          4,648          4,600          4,547          4,825          4,946          5,172

/c/Earnings per share were reduced by $0.36 due to the $82.0 million refund, less associated tax benefits of $30.3 million, related to the Bailly N1 generating unit.